EXHIBIT 2.1




                          ASSET PURCHASE AGREEMENT


                                   among


                        MULTIFOODS DISTRIBUTION, INC.
                                  (Buyer)


                     INTERNATIONAL MULTIFOODS CORPORATION
                               (Buyer's Parent)


                                     and


                           LEPRINO FOODS COMPANY
                                  (Seller)


                                    and


                            JAMES G. LEPRINO
                          (Seller's Shareholder)


                        Dated as of July 29, 1994





                             TABLE OF CONTENTS




1.   Purchased Assets. . . . . . . . . . . . . . . . . . . . .  1

2.   Excluded Assets . . . . . . . . . . . . . . . . . . . . .  4

3.   Consideration; Payment; and Allocation. . . . . . . . . .  6

4.   Assumption of Certain Liabilities . . . . . . . . . . . . 10

5.   Closing Date. . . . . . . . . . . . . . . . . . . . . . . 14

6.   Title . . . . . . . . . . . . . . . . . . . . . . . . . . 14

7.   Title Documents . . . . . . . . . . . . . . . . . . . . . 15

8.   Title Commitments and Surveys . . . . . . . . . . . . . . 17

9.   Property Taxes and Utilities. . . . . . . . . . . . . . . 17

10.  Seller's Employees. . . . . . . . . . . . . . . . . . . . 19

11.  Noncompetition Agreement. . . . . . . . . . . . . . . . . 22

12.  Supply Agreement, Transition Services Agreement and
     Cheese Storage Agreement  . . . . . . . . . . . . . . . . 22

13.  Representations and Warranties of Seller and the
     Shareholder . . . . . . . . . . . . . . . . . . . . . . . 22

14.  Representations and Warranties of Buyer and Parent. . . . 36

15.  Conditions Precedent to Buyer's and Parent's Obligations
     Hereunder . . . . . . ..  . . . . . . . . . . . . . . . . 38

16.  Conditions Precedent to Seller's and the Shareholder's
     Obligations Hereunder . . . . . . . . . . . . . . . . . . 42

17.  Indemnification of Buyer and Parent by Seller and the
     Shareholder . . . . . . . . . . . . . . . . . . . . . . . 43

18.  Indemnification of Seller and the Shareholder by Buyer
     and Parent. . . . . . . . . . . . . . . . . . . . . . . . 47

19.  Effect of Taxes on Indemnification. . . . . . . . . . . . 49

20.  Covenants of Seller and the Shareholder . . . . . . . . . 49

21.  Mutual Pre-Closing Covenants. . . . . . . . . . . . . . . 50

22.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . 51

23.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 52

24.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 53

25.  Further Assurances. . . . . . . . . . . . . . . . . . . . 53

26.  Public Announcements. . . . . . . . . . . . . . . . . . . 54

27.  Specific Performance. . . . . . . . . . . . . . . . . . . 54

28.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . 54

29.  Severability. . . . . . . . . . . . . . . . . . . . . . . 54

30.  Governing Law . . . . . . . . . . . . . . . . . . . . . . 55

31.  Schedules . . . . . . . . . . . . . . . . . . . . . . . . 55

32.  Waiver of Compliance; Consents. . . . . . . . . . . . . . 55

33.  Remedies Cumulative . . . . . . . . . . . . . . . . . . . 55

34.  Amendments. . . . . . . . . . . . . . . . . . . . . . . . 55

35.  Successors and Assigns; No Third Party Beneficiaries. . . 55

36.  Interpretation. . . . . . . . . . . . . . . . . . . . . . 56

37.  Retention of Records. . . . . . . . . . . . . . . . . . . 56

38.  Divisibility. . . . . . . . . . . . . . . . . . . . . . . 57




                        SCHEDULES AND EXHIBITS


Schedule 1.01(a)   Seller's Land
Schedule 1.01(c)   Equipment
Schedule 1.01(g)   Intellectual Property
Schedule 1.01(i)   Contracts
Schedule 1.01(j)   Purchase Orders
Schedule 1.01(l)   Other Assets
Schedule 1.02(a)   Shareholder's Land
Schedule 2(j)      Excluded Software
Schedule 3.03      Allocation
Schedule 6.01(c)   Permitted Title Exceptions
Schedule 8.01      Objections to Title Commitments
Schedule 8.02      Objections to Surveys
Schedule 10.03     Buyer's Employee Plans
Schedule 13.01(a)  Foreign Qualifications
Schedule 13.01(f)  Seller Conflicts
Schedule 13.01(h)  Real Property Assessments
Schedule 13.01(j)  Litigation
Schedule 13.01(l)  Environmental
Schedule 13.01(n)  Licenses and Permits
Schedule 13.01(u)  Seller's Employee Plans
Schedule 13.01(y)  Changes to Consistent Presentation of
                   Financial Statements
Schedule 13.01(z)  Insurance Schedule
Schedule 13.01(aa) Trade Allowance Programs
Schedule 13.01(bb) Changes
Schedule 13.01(dd) Recalls
Schedule 20(h)     Remediation of Owned Real Property


Exhibit A      License Agreement
Exhibit B      Statement of Principles and Methodology
Exhibit C      Seller's Warranty Deeds
Exhibit D      Deliberately Omitted
Exhibit E      Seller's Bill of Sale and Assumption Agreement
Exhibit F      Shareholder's Warranty Deeds
Exhibit G      Shareholder's Bill of Sale
Exhibit H      Noncompetition Agreement
Exhibit I      Supply Agreement
Exhibit J      Transition Services Agreement
Exhibit J-1    Cheese Storage Agreement
Exhibit K      Opinion of Senn Lewis Visciano & Strahle P.C.
Exhibit L      Livermore Lease
Exhibit M      Opinion of Faegre & Benson
Exhibit N      Opinion of Frank W. Bonvino




                       ASSET PURCHASE AGREEMENT


          THIS AGREEMENT (the "Agreement") made and entered into as of the 29th day of July, 1994 (the "Effective Date") by and among LEPRINO FOODS COMPANY, a Colorado corporation having its principal office at 1830 West 38th Avenue, Denver, Colorado ("Seller"), JAMES G. LEPRINO, the principal shareholder of Seller (the "Shareholder"), MULTIFOODS DISTRIBUTION, INC., a Delaware corporation, having its principal office at 33 South Sixth Street, Minneapolis, Minnesota ("Buyer") and INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation having its principal office at 33 South Sixth Street, Minneapolis, Minnesota and the holder of all of the outstanding capital stock of Buyer ("Parent").

                               W I T N E S E T H S:

          IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, Seller, the Shareholder, Buyer and Parent agree as follows:

          1.   Purchased Assets.

          1.01 Seller's Purchased Assets. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees (and Parent agrees to cause Buyer) to purchase from Seller, on and as of the Closing Date (as hereinafter defined), all of Seller's Purchased Assets (as hereinafter defined) wherever located and whether or not reflected in Seller's books and records. "Seller's Purchased Assets" means all right, title and interest of Seller in and to the assets (other than Excluded Assets, as hereinafter defined) used primarily in, or otherwise primarily related to or necessary for, the foodservice distribution business conducted by Seller in the United States (the "Distribution Division" or the "Distribution Business"). The Seller's Purchased Assets to be transferred to Buyer by Seller shall include, without limitation, the following:

          (a) The real property described legally and by street address on Schedule 1.01(a) attached hereto (the "Seller's Land"), together with all buildings, other improvements, fixtures, easements, rights-of-way and privileges appurtenant thereto or situate thereon, and all other rights, title, interests and appurtenances of Seller in or pertaining to Seller's Land and/or such buildings, improvements, fixtures, easements, rights-of-way and privileges (collectively "Seller's Owned Real Property");

          (b)(i) The leasehold estates and interests (collectively, the "Leasehold Estates") created by (A) that certain Lease Agreement between First Industrial Financing Partnership, L.P., (REMIC) as successor to Rouse & Associates-401 Russell Drive Limited Partnership, as lessor, and Seller, as lessee, dated November 22, 1989 (the "Middletown Lease"), including Seller's partnership interest and related rights in connection therewith and (B) that certain Lease Agreement between Santa Fe Pacific Realty Corporation, as successor by merger to Southern Pacific Industrial Development Company as successor to Rosenberg Fund-I, Inc., as lessor, and Seller, as successor to Leprino Foods Company of Arizona, as lessee, dated July 22, 1982, as amended by Supplemental Agreements dated May 28, 1987, February 24, 1989 and July 12, 1989 (the "Phoenix Lease"), in the real estate, buildings and other improvements subject thereto (the real estate, buildings and other improvements subject to the Middletown Lease and the Phoenix Lease being hereinafter collectively called the "Leased Real Property"), and (ii) all right, title and interest of Seller under or in respect of the Middletown Lease and the Phoenix Lease and/or the Leased Real Property, whether in its capacity as tenant or otherwise, including without limitation any security and other deposits, common area cost and tax refunds and adjustments and other amounts now or hereafter payable to Seller under or in respect of the Middletown Lease or the Phoenix Lease, all of which will be appropriately credited, debited or prorated between Buyer and Seller at the Closing (as hereinafter defined);

          (c) All of Seller's right, title and interest in all furniture, furnishings, leasehold improvements, fixtures (including without limitation trade fixtures), equipment (including without limitation all distribution and office equipment and computer systems), machinery, motor vehicles and spare parts used primarily in, or otherwise primarily related to or necessary for, the Distribution Business other than the personal property constituting Excluded Assets (collectively, the "Equipment"), including within the Equipment, but not limited to, the furniture, furnishings, leasehold improvements, fixtures, equipment, machinery, motor vehicles and spare parts listed and described in Schedule 1.01(c) attached hereto and made a part hereof;

          (d) All originals and copies of drawings, plans and specifications of the buildings and improvements constituting a part of Seller's Owned Real Property or the Leased Real Property (including marked up "as built" plans and specifications) to the extent that they are in Seller's custody or control; all original surveys of the real estate constituting a part of the Seller's Land or the Leased Real Property; all warranties, guaranties or bonds given to Seller by any contractor, installer or supplier of labor and/or materials to the buildings, improvements or fixtures constituting a part of Seller's Owned Real Property or the Leased Real Property; and all right, title and interest of Seller in and to any licenses and permits obtained by Seller in connection with the construction and/or installation or occupancy of any such buildings or improvements or any Equipment or the operation of the Distribution Business which are assignable to Buyer;

          (e) All of Seller's right, title and interest in all inventory and supplies used primarily in, or otherwise primarily related to or necessary for, the Distribution Business, including without limitation all finished goods, office and distribution supplies and all other materials and supplies on hand to be used or consumed in the Distribution Business (collectively, the "Inventory");

          (f) All trade receivables, notes receivable, rights with respect to returned checks and receivables from loans and advances to employees of Seller outstanding at the close of business on the last business day immediately preceding the Closing Date or thereafter relating to the Distribution Business (collectively, the "Receivables"), including within the Receivables, but not limited to, all customer accounts receivable and all rights of Seller to earned but unpaid rebates from its suppliers relating to the Distribution Business ("Supplier Rebates");

          (g) All of Seller's right, title and interest in any processes, copyrights, patents, trademarks, trade names, logos, industrial designs, trade styles, trade secrets and other like property, whether registered or unregistered, and all pending applications for any of the foregoing used primarily in, or otherwise primarily related to or necessary for, the Distribution Business other than the processes, copyrights, patents, trademarks, trade names, logos, industrial designs, trade styles, trade secrets and other like property constituting a part of the Excluded Assets (collectively, the "Intellectual Property"), including within the Intellectual Property, but not limited to, those identified on Schedule 1.01(g) attached hereto and made a part hereof and all licenses granted to Seller to use any Intellectual Property in connection with the Distribution Business, and all goodwill relating to the Distribution Business;

          (h) All books and records of Seller, including, but not limited to, all customer lists and customer data, supplier lists and supplier data and other operating data, files, accounting records, credit information, records of past sales and inventory data used primarily in, or otherwise primarily related to or necessary for, the Distribution Business, but excluding the books and records of Seller constituting a part of the Excluded Assets (provided that Seller and the Shareholder shall have reasonable access to the books and records conveyed to Buyer pursuant hereto to the extent reasonably necessary for the preparation, following the Closing Date, of their tax returns and financial statements for periods ending prior to the Closing Date or in connection with litigation or arbitration proceedings or regulatory filings, inquiries or proceedings involving Seller or the Shareholder);

          (i) All right, title and interest of Seller under the leases, contracts and agreements listed and described on Schedule 1.01(i) attached hereto and made a part hereof and all other leases, contracts and agreements primarily related to, or necessary for, the Distribution Business other than Excluded Assets;

          (j) All right, title and interest of Seller under purchase orders issued by or to it in the ordinary course of operating the Distribution Business, including, but not limited to, the purchase orders listed on Schedule 1.01(j) attached hereto and made a part hereof; and

          (k) In addition to the warranties, guaranties and bonds referred to in paragraph (d) above, all rights of Seller under any other warranty or guarantee by any manufacturer, supplier or other transferor of any of the foregoing assets, properties or rights to the extent they are assignable;

          (l) All right, title and interest of Seller in the other assets identified in Schedule 1.01(l), other than those specifically identified as Excluded Assets.

          1.02 Shareholder's Purchased Assets. On the terms and subject to the conditions of this Agreement, the Shareholder agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees (and Parent agrees to cause Buyer) to purchase from the Shareholder, on and as of the Closing Date, the following property, assets and rights of the
Shareholder:

          (a) The real property described legally and by street address on Schedule 1.02(a) attached hereto (the "Shareholder's Land"), together with all buildings, other improvements, fixtures, easements, rights-of-way and privileges appurtenant thereto or situate thereon (including the furniture, fixtures and equipment located therein owned by the Shareholder), and all other rights, title, interests and appurtenances of the Shareholder in or pertaining to the Shareholder's Land and/or such buildings, improvements, fixtures, easements, rights-of-way and privileges (collectively, the "Shareholder's Owned Real Property"); and

          (b) All originals and copies of drawings, plans and specifications of the buildings and improvements constituting a part of the Shareholder's Owned Real Property (including marked-up "as built" plans and specifications) to the extent that they are in the Shareholder's custody or control; all original surveys of the real estate constituting a part of the Shareholder's Land; all warranties, guaranties or bonds given to the Shareholder by any contractor, installer or supplier of labor and/or materials to the buildings, improvements or fixtures constituting a part of the Shareholder's Owned Real Property; and all right, title and interest of the Shareholder in and to any licenses and permits obtained by the Shareholder in connection with the construction and/or installation or occupancy of any such buildings, improvements or fixtures which are assignable to Buyer.

          1.03 Certain Definitions. All of the assets, properties and rights described in Section 1.02 are hereinafter sometimes called the "Shareholder's Purchased Assets". The Seller's Purchased Assets and the Shareholder's Purchased Assets are hereinafter sometimes collectively called the "Purchased Assets". The Seller's Land and the Shareholder's Land are hereinafter sometimes collectively called the "Land". The Seller's Owned Real Property and the Shareholder's Owned Real Property are hereinafter sometimes collectively called the "Owned Real Property".

          2.   Excluded Assets.

          The following property, assets and rights of Seller are excluded from the sale to Buyer (the "Excluded Assets"):

          (a) Cash, cash equivalents, bank accounts and tax refunds (other than tax refunds under leases which are included in the Purchased Assets) derived by Seller in the normal course of the operation of the Distribution Business;

          (b) All insurance proceeds receivable, prepaid insurance and insurance premium refunds and other prepaid expenses identified as Excluded Assets in Schedule 1.01(l) hereto, investments in stocks and bonds, and officers' life insurance;

          (c) All property, assets and rights not used primarily in, and not otherwise primarily related to or necessary for, the Distribution Business, including without limitation all property, assets and rights that (i) are used primarily in and primarily related to Seller's manufacturing business (the "Manufacturing Business") or Seller's over-the-road refrigerated transportation services business generally involving transportation of products in truckload quantities and operated by Seller as a separate business unit independent from the Distribution Business (the "LTC Business") and (ii) are not necessary for the Distribution Business;

          (d) Seller's IBM AS 400 computer, model F-70 and all attached peripherals except those used primarily in or primarily related to the Distribution Business, located at Seller's corporate headquarters, together with any other assets that Buyer determines in the exercise of its reasonable business judgment are not used in the ordinary course of operating the Distribution Business and that Buyer so notifies Seller of in writing prior to the Closing (as hereinafter defined);

          (e) Intellectual property in the form of any patent; industrial design; trade style; copyright; trademark; trade name; logo and other like property that uses the name "Leprino" (whether as all or part of the copyright, trademark, trade name, logo or other like property as to any of the foregoing) or any derivative thereof, whether or not stylized, provided, however, that the right to use such name is licensed by Seller to Buyer pursuant to the License Agreement attached hereto as Exhibit A (the "License Agreement");

          (f) Any lease, contract, agreement or purchase order (but not the claims, rights and benefits of Seller thereunder, which shall be dealt with in accordance with Section 4.02 hereof) that is not assignable without the consent, approval or waiver of a third party, or with respect to which an assignment without such consent, approval or waiver would result in a violation of or default under the terms thereof or the creation of any Lien (as hereinafter defined) upon any of the Purchased Assets or enable another party to terminate such lease, contract, agreement or purchase order or impose a penalty or additional payment obligations or accelerate any obligations of Seller or Buyer thereunder and with respect to which (i) one or more necessary third party consents, approvals or waivers shall not have been received at or prior to the Closing and (ii) Buyer shall not have elected to assume the lease, contract, agreement or purchase order with respect to the obligations thereunder accruing after the Closing;

          (g) Licenses and permits that are not transferable without the consent of the government or a governmental agency or other authority and with respect to which the requisite consent is not received at or prior to the Closing;

          (h) The minute books, stock records and similar records of Seller, records relating to Seller's election to be treated as an S corporation for income tax purposes and records relating solely to other Excluded Assets, provided that Buyer shall have reasonable access thereto to the extent reasonably necessary for the operation of the Distribution Business, the preparation of tax returns and financial statements of Buyer after the Closing or in connection with litigation proceedings involving Buyer or Parent;

          (i) Seller's Employee Plans, as hereinafter defined, assets held in Seller's Employee Plans and assets held for reserves for worker's compensation claims;

          (j) Seller's centralized computer system and related software not used primarily in, or otherwise related to or necessary for, the Distribution Business, and software licensed from third parties as set forth on Schedule 2(j);

           (k) All inventory of Seller that (i) is (or, at the time of sale or use thereof in the ordinary course, based on the sales and use rates therefor during the most recently completed twelve (12) months, is expected to be) unmerchantable or otherwise not usable or saleable in the ordinary course of operating the Distribution Business or that is defective, infested, adulterated or otherwise misbranded within the meaning of the Federal Food and Drug and Cosmetics Act or any other applicable food and drug law, improperly packed or stored, or obsolete, or that otherwise bears product expiration code dates on or prior to the Closing Date or on or prior to the date such inventory is expected to be sold or used in the ordinary course, based upon sales and use rates during the most recently completed twelve (12) months and (ii) is not set forth in the Closing Statement described in Section 3.04 hereof;

          (l) Packaging, labels, stationery and similar supplies bearing the name or logo "Leprino" that are not reasonably likely to be used during the period for which Buyer is licensed by Seller to use the name "Leprino";

          (m) All land owned by Seller other than the Seller's Land (the "Excluded Land") and all buildings, other improvements, fixtures, easements, rights-of-way and privileges situate on the Excluded Land, and all other rights, title, interests and appurtenances of Seller in or relating solely to the Excluded Land and/or such buildings, improvements, fixtures, easements, rights-of-way and privileges; and

          (n) The rights of Seller under this Agreement or under any other agreement between Seller and Buyer entered into on or after the date of this Agreement.

          3.   Consideration; Payment; and Allocation.

          3.01 Consideration. The aggregate consideration to be paid for the Purchased Assets and the covenant not to compete of Seller and the Shareholder under the Noncompetition Agreement (as hereinafter defined) shall be the sum of the following:

               (i) An amount, as the total purchase price for all of Seller's Purchased Assets, equal to the sum of (A) Fifty One Million Five Hundred Thousand Dollars ($51,500,000) minus the allocation in clause (iii) to the covenant not to compete, plus (B) the book value of Seller's Closing Net Assets (as hereinafter defined);

               (ii) An amount, as the total purchase price for all of the Shareholder's Purchased Assets, equal to Twelve Million Dollars ($12,000,000); and

               (iii) One Million Dollars ($1,000,000) as consideration for the covenant not to compete contained in the Noncompetition
Agreement.

          3.02 Payment. The purchase price (the "Purchase Price") for the Purchased Assets and the consideration to be paid for the covenant not to compete contained in the Noncompetition Agreement shall be payable in cash at the Closing by wire transfer of immediately available federal funds of all amounts due Seller to such accounts as shall be specified by Seller and by wire transfer of immediately available federal funds of all amounts due the Shareholder to such accounts as shall be specified by the Shareholder.

          3.03 Allocation. Seller and Buyer recognize that reporting requirements as imposed by Section 1060(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder may apply to the transactions contemplated by this Agreement. Seller and Buyer agree that, except as hereinafter provided, the Purchase Price for the Seller's Purchased Assets shall be allocated among the Seller's Purchased Assets as provided in Schedule 3.03 which shall be prepared and agreed to by Seller and Buyer prior to Closing (the "Allocation") and that the Allocation shall be used to satisfy the requirements of Section 1060 of the Code and the regulations for the preparation of Internal Revenue Service Form 8594. Each party to this Agreement agrees not to assert any allocation of the Purchase Price that differs from the Allocation in connection with any income, transfer or gains tax return or tax audit or similar proceeding or in connection with any other judicial or administrative filing or proceeding before any court or any governmental agency charged with the collection of any such tax, provided, however, that a party shall not be bound by the Allocation in the event the Internal Revenue Service or another tax authority successfully challenges the Allocation. If, subsequent to the Closing, Seller and Buyer adjust the Purchase Price for any reason, then the parties hereto agree to adjust the Allocation in conformity with
Section 1060 of the Code and the regulations promulgated thereunder.
The Purchase Price for the Shareholder's Purchased Assets shall be allocated to each parcel of the Shareholder's Owned Real Property in accordance with Schedule 3.03; provided, however, that a party shall not be bound by such allocation in the event the Internal Revenue Service or another tax authority successfully challenges such allocation. In the event of any challenge to an allocation by the Internal Revenue Service or another tax authority, the parties will give each other notice of the challenge and advise each other periodically of the status of such challenge and reasonably cooperate with each other with respect to such challenge.

          3.04 Closing Statement.

          (a) Prior to the Closing, Seller shall prepare, with Buyer's full participation, a statement (the "Closing Statement") setting forth the Net Assets (as hereinafter defined) of the Distribution Business ("Closing Net Assets") as of the close of business on the last business day immediately preceding the Closing Date. Subject to Section 3.04(f) the Closing Statement shall be prepared in accordance with generally accepted accounting principles consistent with those followed in the preparation of Seller's audited financial statements, the financial statements described in Section 13.01(y) and the Audited Distribution Business Financial Statements described in Section 15.01(k), it being understood that they shall not include Excluded Assets and prepaid expenses in the categories included in Schedule 1.01(l), all Receivables shall be valued net of any valid offsets thereto claimed by customers and all Inventory shall be valued at the lower of cost or market on a first-in, first-out basis consistent with past practice. A physical inventory of the Distribution Business shall be conducted by Seller, commencing on the second Saturday (or in the case of Phoenix, Arizona; the third Saturday) immediately preceding the Closing Date, consistent with past practice (and in accordance with the written inventory policies of the Distribution Division, copies of which have been delivered to Buyer) and brought forward to the close of business on the last business day immediately preceding the Closing Date, and Buyer shall have the right to observe the taking of such physical inventory and the reconciliation thereof. The value of the Inventory shown on the Closing Statement and included in the determination of the Closing Net Assets shall be based on such physical inventory.

          (b) If there are any disputes between Seller and Buyer with respect to any matters regarding Closing Net Assets, Seller and Buyer shall use all reasonable efforts to resolve such disputes prior to the scheduled time of Closing, which resolutions shall be reflected in the determination of Closing Net Assets and shall be final and binding and not subject to any post- Closing adjustment except as may be necessary to correct computational errors.

          (c) If there are any disputes between Seller and Buyer with respect to matters regarding Closing Net Assets which Seller or Buyer conclude they will be unable to resolve prior to the scheduled time of Closing, then promptly after either such party reaching such conclusion, each party, acting in good faith and exercising reasonable judgment, shall prepare a written statement setting forth in reasonable detail such matters which remain in dispute and the Closing Net Assets determined by such party, and shall submit copies of the same to the other party. If the Closing Net Assets set forth in Seller's written statement exceed the Closing Net Assets set forth in Buyer's written statement by Two Hundred Fifty Thousand Dollars ($250,000) or less, then the Closing shall proceed as scheduled based on the average of the Closing Net Assets set forth in Seller's and Buyer's written statements, which Closing Net Assets (based on the average of the Closing Net Assets set forth in Seller's and Buyer's written statements) shall be final and binding and not subject to any post-Closing adjustment except as may be necessary to correct computational errors. If the Closing Net Assets set forth in Seller's written statement exceed the Closing Net Assets set forth in Buyer's written statement by more than Two Hundred Fifty Thousand Dollars ($250,000), then Seller and Buyer shall immediately submit copies of their written statements to Deloitte & Touche or, if Deloitte & Touche is unable or unwilling to act, such nationally recognized independent public accounting firm as shall be agreed upon by Seller and Buyer in writing (the "Arbitrator"). The Arbitrator shall review all matters which remain in dispute and endeavor to render in writing decisions resolving such matters at or prior to the scheduled time of Closing, which decisions shall be reflected in the determination of Closing Net Assets (provided that the Closing Net Assets so determined shall in no event be less than those set forth in Buyer's written statement nor more than those set forth in Seller's written statement) and shall be final and binding and not subject to post-Closing adjustment except as may be necessary to correct computational errors. If the Arbitrator informs Seller and Buyer that it is unable at or prior to the scheduled time of Closing to render a decision resolving all matters which remain in dispute, then, except as set forth in
Section 3.04(d) hereof, the Closing shall be delayed until such time as the parties shall agree or the first business day to occur following the date on which all remaining disputes have been resolved, subject to the provisions of Section 5.02 hereof, provided that the Arbitrator shall in all events render its decision within five (5) business days after the previously scheduled time of Closing.

          (d) Notwithstanding the foregoing, if the Arbitrator informs Seller and Buyer that it is unable at or prior to the scheduled time of Closing to render a decision only as to any dispute regarding the value of Inventory, then the Closing shall proceed as scheduled based on a determination of Closing Net Assets that reflects the average of the value of such disputed Inventory set forth in Seller's and Buyer's written statements (the "Closing Inventory Amount"). If the value of such disputed Inventory set forth in Seller's written statement exceeds the value of such disputed Inventory set forth in Buyer's written statement by Two Hundred Fifty Thousand Dollars ($250,000) or less in the aggregate, then the Closing Inventory Amount shall be the final and binding value of such Inventory for purposes of determining Closing Net Assets and not subject to any post-Closing adjustment except as may be necessary to correct computational errors. If the value of such disputed Inventory set forth in Seller's written statement exceeds the value of such disputed Inventory set forth in Buyer's written statement by more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, then the Arbitrator shall promptly (but in any event within thirty (30) days after the Closing) render in writing a decision resolving all remaining disputes regarding such Inventory and Seller or Buyer, as the case may be, shall, within ten (10) business days after the Arbitrator renders such written decision, make payment to Buyer or Seller, as the case may be, by wire transfer in immediately available federal funds of the amount, if any, by which the Closing Inventory Amount differs from the value of such Inventory determined by the Arbitrator (provided that the value determined by the Arbitrator shall in no event be more than the value of such Inventory set forth in Seller's written statement or less than the value of such Inventory set forth in Buyer's written statement), together with interest thereon at a rate of 4% per annum from the Closing Date to the date of payment.

          (e)  The procedures for any arbitration pursuant to this
Section 3.04 shall be determined by the Arbitrator, provided that all disputed matters shall be resolved by the Arbitrator in accordance with the provisions of paragraph (f) hereof. A fraction of the fees and disbursements of the Arbitrator pursuant to this Section 3.04, the numerator of which is the amount by which Seller's determination of Closing Net Assets (or Inventory) exceeds the Arbitrator's determination and the denominator of which is the difference between Seller's and Buyer's determination of Closing Net Assets (or Inventory) set forth in their written statements, shall be borne by Seller and the remainder of such fees and disbursements of the Arbitrator shall be borne by Buyer.

          (f) As used in this Section 3.04, the term "Net Assets" shall mean (i) the book value (net of appropriate reserves) of all of Seller's Purchased Assets owned by Seller, less (ii) the book value of all Assumed Liabilities (as hereinafter defined); which book value of Seller's Purchased Assets and Assumed Liabilities shall be determined on a basis consistent with generally accepted accounting principles applied by Seller in the preparation of Seller's audited financial statements, the financial statements described in Section 13.01(y) and Section 15.01(k) and the methodology set forth in the Statement of Principles and Methodology attached as Exhibit B hereto (the "Statement of Principles") except for inconsistencies which arise from the methodology set forth in Schedule 13.01(y).

          4.   Assumption of Certain Liabilities.

          4.01 Assumed Liabilities. At the Closing, Buyer will assume the following:

               (i) All trade accounts payable of Seller primarily incurred in connection with the Distribution Business that accrue on or prior to the close of business and remain unpaid (except for outstanding checks) on the last business day immediately preceding the Closing Date ("Accounts Payable"), to the extent reflected on Seller's Closing Statement as accounts payable (including within Accounts Payable liabilities for inventory received but not invoiced, but excluding liabilities for Taxes (as hereinafter defined), provided that nothing shall limit the assumption by Buyer of those Accrued Liabilities described in clause (ii) of this Section);

               (ii) All Property Taxes of Seller or the Shareholder (as defined in Section 9.01) accrued on or prior to the close of business and remaining unpaid on the last business day immediately preceding the Closing Date ("Accrued Liabilities"), to the extent reflected on Seller's Closing Statement as accrued taxes;

               (iii) The obligations of Seller first accruing on or after the Closing Date under the Middletown Lease and the Phoenix Lease, all other leases, contracts, agreements and purchase orders disclosed on
Schedule 1.01(i) or 1.01(j) attached hereto, all other leases, contracts and agreements primarily related to, or necessary for, the Distribution Business (other than Excluded Assets) that are not required to be listed in Schedule 1.01(i) in order to avoid a misrepresentation under Section 13.01(m) and all other purchase orders issued by or to Seller in the ordinary course of operating the Distribution Business consistent with past practices that are not required to be listed in Schedule 1.01(j) in order to avoid a misrepresentation under Section 13.01(m) (collectively, the "Contracts" and individually, a "Contract"); and

               (iv) such other liabilities, if any, as Buyer may agree to include on the Closing Statement.

Except for Buyer's obligation, subject to the provisions of this Section 4, to assume the liabilities and obligations of Seller and the Shareholder described in clauses (i), (ii), (iii) and (iv) above (which liabilities and obligations described in clauses (i), (ii), (iii) and
(iv) above are referred to in this Agreement as the "Assumed Liabilities"), Buyer shall not assume any liabilities or obligations of Seller or the Shareholder, contingent or otherwise, and Seller and the Shareholder shall be solely liable for all losses, injuries, damages, deficiencies, liabilities, obligations, costs and expenses directly or indirectly resulting or arising from the ownership or condition of their respective Purchased Assets, operation of the Distribution Business, and incidents and occurrences relating to the Distribution Business or the Purchased Assets, prior to the Closing, whether or not reflected in the books and records of Seller or the Shareholder. Without limiting the generality of the immediately preceding sentence describing liabilities and obligations that are not included within Assumed Liabilities, Buyer shall not assume the following:

          (1) liabilities and obligations (including obligations in default) of Seller under the Contracts accruing prior to the Closing Date;

          (2) liabilities and obligations, if any, directly or indirectly resulting or arising from the matters described on Schedule 13.01(j) attached hereto;

          (3) any Indebtedness (as hereinafter defined) of Seller or the Shareholder, whether or not related to the Distribution Business;

          (4) any liability or obligation of Seller or the Shareholder for unpaid Taxes under the Code or under any other federal, foreign, state, municipal or local tax laws or regulations or otherwise (whether or not related to the Distribution Business) (including Taxes arising from or incurred in connection with the transfer to Buyer of the Purchased Assets), except that nothing stated herein shall limit the liability of Buyer under Section 4.01(ii) of this Agreement;

          (5) any liability or obligation of Seller or the Shareholder for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby;

          (6) any liability or obligation of Seller or the Shareholder created under this Agreement or under any other agreement between Seller and/or the Shareholder, on the one hand, and Buyer or Parent, on the other hand, entered into on or after the date of this Agreement;

          (7) any liability or obligation of Seller or the Shareholder that is not disclosed (or arises under a lease, contract, agreement or purchase order that is not disclosed) in this Agreement or in the Schedules hereto and the non-disclosure of which constitutes a misrepresentation under this Agreement (unless Buyer elects, by notice to Seller or the Shareholder, to take the benefit of the lease, contract, agreement or purchase order, provided that no such election shall limit Buyer's rights or remedies arising out of such misrepresentation);

          (8) any liability or obligation of Seller (a) under any of Seller's Employee Plans or (b) arising from any claim relating to, or alleged to relate to, the termination of employment or engagement of any employee, agent or representative by Seller prior to, at or after the Closing (including any such termination that occurs immediately before the hiring of any such person by Buyer), for which Buyer is not liable under Section 10 of this Agreement;

          (9) any liability or obligation of Seller, including without limitation worker's compensation claims, (a) arising from any claim made by any employee or former employee of Seller who does not become an employee of Buyer after the Closing (whether or not offered employment by Buyer), or (b) otherwise arising from any incident, occurrence or condition occurring, commencing or in existence during the term of employment or engagement by Seller of any employee, former employee, agent or representative of Seller, whether or not such person is later employed or engaged by Buyer, provided that nothing stated herein shall limit the obligations of Buyer under Section 10 of this Agreement;

          (10) any liability or obligation of Seller or the Shareholder arising from any claim against Seller or the Shareholder for damage to the environment or any liability for environmental cleanup costs, in any case to the extent arising out of any incident, occurrence or condition occurring, commencing or in existence prior to the Closing Date;

          (11) any liability or obligation arising from any cause of action or judicial or administrative action, suit, proceeding or investigation against, or with respect to, Seller, the Shareholder, the Distribution Business or the Purchased Assets, relating to any incident, occurrence or condition occurring, commencing or in existence prior to the Closing Date;

          (12) any liability or obligation arising from any failure of Seller or the Shareholder to comply with, or any violation by Seller or the Shareholder of, any law, rule, regulation, statute, ordinance, permit, judgment, injunction, order, decree, license or other authorization or approval of any governmental official, agency, instrumentality or other authority, which failure or violation occurred prior to the Closing Date;

          (13) any liability or obligation of Seller or the Shareholder for any infringement or alleged infringement of the rights of any other person or entity arising out of the use, or alleged use, of any Intellectual Property prior to the Closing Date;

          (14) any liability or obligation related to the Excluded
Assets; or

          (15) any liability or obligation of Seller to make any rebate or discount payments to any customer of Seller with respect to products sold by Seller to such customer except to the extent accrued in the Closing Statement.

For purposes of this Agreement, "Indebtedness" means (w) the Bank Indebtedness and all other indebtedness for borrowed money created, incurred or accrued by Seller or the Shareholder, or guaranteed by Seller or the Shareholder or for which Seller or the Shareholder is otherwise liable or responsible (including an agreement to assume the indebtedness of others), (x) all indebtedness of Seller or the Shareholder under capital leases, (y) all amounts owing by Seller or the Shareholder under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements, and (z) all indebtedness secured by any mortgage, indenture or deed of trust upon any of the Purchased Assets even though neither Seller nor the Shareholder may have assumed or become liable for the payment of such indebtedness. For purposes of this Agreement, the "Bank Indebtedness" shall mean all indebtedness of Seller to lending institutions.

For purposes of this Agreement, "Taxes" means all federal, foreign, state, municipal and local taxes, levies, fees, imposts, duties and governmental charges of whatever kind, including income, profits, gross receipts, withholding, social security, employment, payroll, excise, severance, stamp, occupation, premium, environmental, customs duties, value added, unemployment compensation, utility, franchise, property, sales, use, service, motor vehicle transfer and real estate transfer taxes, together with all interest and penalties on or associated with any taxes or tax returns and all additions to any taxes.

          4.02 Nonassumption of Certain Contracts. Notwithstanding anything to the contrary stated in this Agreement, if (i) any Contract is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of another party thereto or if such sale, assignment, transfer or conveyance without such approval, consent or waiver would constitute a violation of or default under the terms of a Contract or result in any Lien on any of the Purchased Assets or enable another party to a Contract to terminate the Contract or impose a penalty or additional payment obligations or accelerate any obligation of Seller or Buyer under the Contract, and (ii) all necessary approvals, consents and waivers of all parties to such Contract have not been obtained on or prior to the Closing, then Buyer shall not be obligated to assume such Contract (and if Buyer does not assume such Contract, such Contract shall not be included in the Purchased Assets), provided that Buyer may, at its sole discretion (so long as Buyer's elected conduct is not prohibited by the Contract), elect to assume the obligations and liabilities of Seller under such Contract (but not such Contract itself), in which event (unless such Contract would have been an Excluded Asset regardless of whether such approval, consent or waiver was obtained) the claims, rights and benefits of Seller arising under such Contract or resulting therefrom (but not such Contract itself) shall be included in the Purchased Assets and transferred to Buyer hereunder and any such payments or other benefits received by Seller therefrom after the Closing shall immediately be transferred by Seller to Buyer, and Seller shall, following the Closing, use all reasonable efforts to assist Buyer in attempting to obtain the necessary approvals, consents and waivers (but shall not be obligated to make any payment in exchange for such approval, consent or waiver), and shall promptly execute all documents necessary to complete the transfer of such Contract if such approvals, consents and waivers are obtained. Nothing stated in this Section 4.02 shall affect the right of Buyer to elect not to consummate the transactions contemplated by this Agreement in the event the conditions set forth in Section 15 hereof are not satisfied in full on or before Closing.

          5.   Closing Date.

          5.01 Closing. Subject to the provisions of Section 5.02 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing"), unless delayed pursuant to Section 3.04(c) of this Agreement, shall take place at the offices of Senn Lewis Visciano & Strahle P.C. in Denver, Colorado at 10:00 a.m. on August 22, 1994, or on such other date or at such other time or other place on such date as the parties may agree upon in writing at least one (1) business day prior to such date.

          5.02 Closing Extension. Subject to Section 3.04(c) of this Agreement providing for a delay of the Closing, if all of the conditions to closing set forth in Sections 15 and 16 of this Agreement have not been fulfilled, or waived in writing by the party entitled to waive such conditions, on or before the time of Closing on August 22, 1994, each of Seller and Buyer shall have the absolute right, at its sole discretion, to extend the date on which the Closing shall occur for an additional period of time specified by Seller or Buyer (as the case may be), but not to exceed thirty (30) days, to provide Seller and the Shareholder or Buyer (as the case may be) with additional time to satisfy any of the conditions precedent to Closing described in Section 15 or 16 which remain unsatisfied on August 22, 1994. Unless delayed pursuant to
Section 3.04(c), the date on which the Closing shall occur may only be extended beyond the thirty (30) day period described above by an agreement in writing of the parties hereto. The date on which the Closing shall be required to occur, as determined in accordance with this Section 5 and Section 3.04(c), is herein referred to as the "Closing Date" and the Closing shall be deemed to have become effective at 12:01 A.M. on the Closing Date. In the event that the Closing does not occur by the date provided herein, as extended pursuant to Section 3.04(c), pursuant to this Section 5 or pursuant to agreement in writing of the parties hereto, none of the parties hereto shall have any further obligations or liabilities to any of the others under this Agreement, except for any claims of default under this Agreement by any party hereto against any other which shall have occurred prior to the effective date of termination of this Agreement.


          6.   Title.

          6.01 Real Property. At the Closing, the Shareholder shall convey to Buyer good and marketable title in fee simple to the Shareholder's Owned Real Property and Seller shall convey to Buyer good and marketable title in fee simple to the Seller's Owned Real Property and good and marketable title to the Leasehold Estates, in each case free from any claims, liens (including, without limitation, mortgages, deeds of trust, security interests, financing statements and mechanics, materialmen's and judgment liens) or other encumbrances (including, without limitation, tenancies, rights of parties in possession and encroachments) whatsoever (collectively, "Liens"), except:

          (a) General real estate taxes which are inchoate Liens against the Owned Real Property or the Leased Real Property, as the case may be, but which are not due and payable;

          (b) Zoning, building and subdivision laws, ordinances and regulations;

          (c) The easements, restrictions, reservations, rights-of-way, covenants and tenancies set forth and described in Schedule 6.01(c) attached hereto and made a part hereof; and

          (d)  Matters referred to in the penultimate sentence of
Section 15.01(d).

          The matters described in subparagraphs (a), (b), (c) and (d) of this Section 6.01 shall hereinafter be called the "Permitted Title Exceptions".

          6.02 Personal Property. At the Closing, Seller shall convey to Buyer all of Seller's right, title and interest to the Equipment, Inventory, Receivables, Intellectual Property, personal property, leases, contracts, agreements and purchase orders and all other personal property included in the Seller's Purchased Assets, free and clear of any Liens.

          6.03 Termination of Shareholder Leases. At the Closing, the Shareholder and Seller shall terminate each oral or written lease of the Shareholder's Owned Real Property between them and any and all tenancies of Seller in the Shareholder's Owned Real Property and shall deliver to Buyer actual and exclusive possession of the Owned Real Property and the Leased Real Property, free and clear of any tenancy, possession or other right of Seller or the Shareholder.

          7.   Title Documents.

          7.01 Seller's Conveyance Documents. Subject to the conditions contained in this Agreement, Seller agrees to execute and deliver to Buyer at the Closing the following documents:

          (a) General warranty deeds of Seller conveying title to the Seller's Owned Real Property to Buyer, subject only to the Permitted Title Exceptions, in the forms attached hereto as Exhibit C (the
"Seller's Warranty Deeds");

          (b) Assignments of Lease by Seller assigning the Leasehold Estates to Buyer, subject only to the terms of the Middletown Lease and the Phoenix Lease (the "Assignments of Lease");

          (c) A Bill of Sale, General Assignment and Assumption Agreement of Seller and Buyer conveying and assigning to Buyer all of Seller's right, title and interest in the Equipment, Inventory, Receivables, personal property leases, contracts, agreements, purchase orders and other personal property included in Seller's Purchased Assets, in the form attached hereto as Exhibit E (the "Seller's Bill of Sale and Assumption Agreement");

          (d) Such assignments by Seller of Intellectual Property as Buyer shall request in form suitable for filing with the appropriate governmental offices to evidence the transfer of such Intellectual Property to Buyer (the "Intellectual Property Assignments").

          (e) Certificates of Title to each motor vehicle included in Seller's Purchased Assets noting the conveyance to Buyer of unencumbered title to such motor vehicles (the "Certificates of Title"), together with assignments by Seller in form suitable for filing with the appropriate governmental offices to enable such office to issue new Certificates of Title to such motor vehicles in Buyer's name;

          (f) A general affidavit of Seller in recordable form, to the effect that: (i) there are no judgments, tax liens (for delinquent Taxes), unrecorded interests and bankruptcies against Seller or to Seller's knowledge affecting Seller's Owned Real Property, and (ii) there has been no labor or material furnished to Seller's Owned Real Property at the request of Seller, or any subsidiary or affiliated company of Seller, during the one hundred twenty (120) days immediately prior to the Closing Date for which payment has not been made; and to such other effects as may reasonably be required by the Title Company hereinafter referred to as a condition to the issuance of the endorsements to the Title Commitments (or policies in accordance with the Title Commitments) required by Section 15.01(i) hereof and which have been included in a representation or warranty of Seller made elsewhere in this Agreement; and

          (g) All other instruments and documents as may be reasonably requested by Buyer or its counsel to transfer good and marketable title to and possession of Seller's Purchased Assets to Buyer (the Seller's Warranty Deeds, the Assignments of Lease, the Seller's Bill of Sale and Assumption Agreement, the Intellectual Property Assignments, the Certificates of Title and all such other instruments and documents being hereinafter collectively called the "Seller's Conveyance Documents" and individually called a "Seller's Conveyance Document").

          7.02 Shareholder's Conveyance Documents. Subject to the conditions contained in this Agreement, the Shareholder agrees to execute and deliver to Buyer at the Closing the following documents:

          (a) General warranty deeds of the Shareholder conveying title to the Shareholder's Owned Real Property to Buyer, subject only to the Permitted Title Exceptions, in the forms attached hereto as Exhibit F (the "Shareholder's Warranty Deeds");

          (b) A Bill of Sale of the Shareholder conveying and assigning to Buyer all of the Shareholder's right, title and interest in the personal property included in the Shareholder's Purchased Assets, in the form attached hereto as Exhibit G (the "Shareholder's Bill of Sale");

          (c) A general affidavit of the Shareholder in recordable form, to the effect that (i) there are no judgments, tax liens (for delinquent Taxes), unrecorded interests and bankruptcies against the Shareholder or to the Shareholder's knowledge affecting the Shareholder's Owned Real Property, and (ii) there has been no labor or material furnished to the Shareholder's Owned Real Property at the Shareholder's or Seller's request during the one hundred twenty (120) days immediately prior to the Closing Date for which payment has not been made; and to such other effects as may reasonably be required by the Title Company as a condition to the issuance of the endorsements to the Title Commitments (or policies in accordance with the Title Commitments) required by Section 15.01(i) hereof and which have been included in a representation or warranty of the Shareholder or Seller made elsewhere in this Agreement; and

          (d) All other instruments and documents as may be reasonably requested by Buyer or its counsel to transfer good and marketable title to and possession of the Shareholder's Purchased Assets to Buyer (the Shareholder's Warranty Deeds, the Shareholder's Bill of Sale and all such other instruments and documents being hereinafter collectively called the "Shareholder's Conveyance Documents" and individually called a "Shareholder's Conveyance Document").

          8.   Title Commitments and Surveys.

          8.01 Title Commitments. Buyer has obtained commitments (the "Title Commitments") for extended coverage American Land Title Association ("ALTA") Owner's Policy Form B-1992 (or prior) title insurance policies by Chicago Title Insurance Company (the "Title Company") covering the Owned Real Property, except that the Title Commitment for the Seller's Land in Texas is issued on a Texas Land Title Commitment form. Buyer has objected to the exceptions to title reflected in the Title Commitments that are set forth on Schedule 8.01. Seller shall pay the costs for the Title Commitments, including, without limitation, the costs of continuing the abstracts, if any, for Seller's Owned Real Property. The Shareholder shall pay the costs for the Title Commitments, including, without limitation, the costs of continuing the abstracts, if any, for the Shareholder's Owned Real Property. If Buyer elects to purchase title insurance, Buyer shall pay the premium for the policies on the Shareholder's Owned Real Property and on Seller's Owned Real Property.

          8.02 Surveys. Seller and the Shareholder have prepared and delivered to Buyer current, accurate as built surveys (the "Surveys") of the Owned Real Property, showing, except as noted in Schedule 8.02, access and the location and dimensions of all easements, buildings, improvements, parking spaces, encroachments, if any, and utility lines to their point of connection with public systems, together with the legal description of the Land, which conform to the minimum standard detail requirements for land title surveys adopted by ALTA and ACSM in 1992. Except as noted in Schedule 8.02, the Surveys have been certified to Buyer and the Title Company by the respective Registered Land Surveyors preparing the Surveys, pursuant to certifications satisfactory to Buyer and the Title Company. Seller and/or the Shareholder have paid or shall pay the costs of the Surveys.

          9.   Property Taxes and Utilities.

          9.01 Property Taxes. All real estate Taxes and personal property Taxes assessed against either the Purchased Assets (including without limitation the Owned Real Property) or, to the extent Seller is obligated to pay the same under the Middletown Lease or the Phoenix Lease, the Leased Real Property, or any amounts assessed against the Purchased Assets or the Leased Real Property in lieu thereof (collectively the "Property Taxes"), with respect to the tax year (of the applicable taxing authority) in which the transactions contemplated by this Agreement are consummated, shall be apportioned by and between Seller or the Shareholder, as the case may be, and Buyer as of the Closing Date, so that Seller or the Shareholder, as the case may be, shall be responsible for that portion of the full amount of the Property Taxes assessed with respect to such tax year determined by multiplying the full amount of such Property Taxes assessed with respect to such tax year times a fraction, the numerator of which is the number of days in such tax year occurring prior to the Closing Date and the denominator of which is the total number of days in such tax year. If the Property Taxes assessed with respect to the tax year in which the transactions contemplated by this Agreement are consummated are unknown at the Closing Date, then for purposes of the apportionment between Seller or the Shareholder and Buyer provided above, such Property Taxes shall be deemed to be equal in amount to the Property Taxes assessed with respect to the prior tax year. That portion of the full amount of the Property Taxes assessed with respect to the tax year in which the transactions contemplated by this Agreement are consummated which Seller or the Shareholder shall be responsible for, as provided above, shall be offset by Buyer against the amount Buyer would otherwise be obligated to pay hereunder for the Seller's Purchased Assets or the Shareholder's Purchased Assets, as the case may be, and Buyer shall thereafter be obligated to pay such amount to the appropriate taxing authorities when the same becomes due and owing. In the event Property Tax statements are sent directly to Seller or the Shareholder, Seller or the Shareholder, as the case may be, shall cause such statements to be forwarded promptly to Buyer. Seller or the Shareholder (i) shall pay, at or prior to the Closing, all Property Taxes, including all penalties and interest thereon, assessed by the taxing authorities with respect to all tax years prior to the tax year in which the transactions contemplated in this Agreement are consummated and (ii) shall pay, at or prior to the Closing, or accrue on the Closing Statement, all remaining installments of special assessments assessed or pending prior to the Closing and payable in any tax year (whether such tax year commences or ends before or after the Closing Date) with respect to the Owned Real Property and (to the extent Seller is obligated to pay the same at any time under the Middletown Lease or the Phoenix Lease) the Leasehold Estates.

          9.02 Agreements. Seller and Buyer shall prorate, as of the Closing Date, based upon the number of days in the applicable period occurring before, on and after the Closing Date, all charges and payments based on performance over a period of time under each lease or other Contract to which Seller is a party that is included in the Purchased Assets and shall credit deposits or prepayments to Seller.

          9.03 Utilities. Seller, the Shareholder and Buyer will use reasonable efforts so that all providers of utility services to the Owned Real Property and, to the extent that Seller is being billed directly therefor, the Leased Real Property, will bill Seller or the Shareholder, as the case may be, for all costs incurred prior to the Closing Date and will bill Buyer for all costs incurred on or after the Closing Date. If the providers do not submit separate bills, there will be such prorations as of the Closing Date respecting such utility costs as are equitable. In the event of any such utility prorations, Seller or the Shareholder, as the case may be, and Buyer shall read the applicable meter(s), if any, and make a written report of each respective reading as of the Closing Date. Notwithstanding anything to the contrary contained above in this paragraph, Seller or the Shareholder, as the case may be, shall be responsible for all costs of utility services to the Owned Real Property and, to the extent that Seller is being billed directly therefor, the Leased Real Property incurred prior to the Closing Date. Should the actual costs for such period be different from the sum of the utility prorations made at the Closing, Seller or the Shareholder, as the case may be, shall promptly reimburse Buyer, or the Buyer shall promptly reimburse Seller or the Shareholder, as the case may be, for any overpayment made thereby, as appropriate.

          9.04 Accrued Liabilities. Notwithstanding anything to the contrary stated herein, no Property Tax, charge, payment or cost shall be prorated pursuant to this Section to the extent such Property Tax, charge, payment or cost has been reflected on the Seller's Closing Statement as an Accrued Liability of Seller and required to be assumed by Buyer under Section 4.01 hereof, and in such event any proration provided herein shall be made only to the extent the obligation provided for in this Section 9 exceeds, or is exceeded by, the amount reflected on the Seller's Closing Statement as an Accrued Liability of Seller and required to be assumed by Buyer under Section 4.01 hereof.

          9.05 Transfer, Sales and Use Taxes. Seller shall pay all real estate transfer Taxes, if any, in connection with the sale and conveyance of the Seller's Owned Real Property and the Leasehold Estates to Buyer, and all transfer (including, without limitation motor vehicle transfer), sales and use Taxes, if any, applicable to the sale and transfer of the Seller's Purchased Assets to Buyer. The Shareholder shall pay all real estate transfer Taxes, if any, in connection with the sale and conveyance of the Shareholder's Owned Real Property to Buyer, and all transfer, sales and use Taxes, if any, applicable to the sale and transfer of the Shareholder's Purchased Assets to Buyer. Buyer agrees to provide Seller with all necessary resale certificates relative to such Inventory.

          10.  Seller's Employees.

          10.01 No Required Offers of Employment. Seller shall, to the extent permitted by law, deliver to Buyer, promptly following the execution of this Agreement, a list identifying and summarizing the employment history of all employees engaged in the Distribution Business (including employees at Seller's corporate headquarters whose time is primarily dedicated to the Distribution Business) who are active employees of Seller immediately prior to the Closing ("Seller's Employees") and a summary of the employee benefits currently provided to each such employee by Seller, as prepared by Seller, including specifically but not limited to the earned (but not taken) and accrued vacation, if any, of each of Seller's Employees. To the extent permitted by law, Seller shall promptly deliver to Buyer updated lists and summaries of the foregoing information as Seller's Employees are hired and terminate employment with Seller prior to Closing. Buyer in its discretion may determine the Seller's Employees to whom it offers employment but shall use reasonable efforts to deliver to Seller at least fifteen (15) days prior to Closing a list of all Seller's Employees to whom it intends to offer employment. With respect to those offers of employment made by Buyer to Seller's Employees, such offered employment shall in each case be made at a base salary or hourly rate, as the case may be, substantially equivalent to the base salary or hourly rate paid to each such employee by Seller immediately prior to the Closing Date. Nothing in this Section 10.01 shall obligate Buyer to continue the employment of any such employee for any specific period following the Closing Date or prevent Buyer from reducing the salary, wages and benefits or modifying the duties or working conditions of any such employee following the Closing Date or from terminating or modifying Employee Plans, as hereinafter defined, or policies of Buyer following the Closing Date except as otherwise expressly provided in this Section 10.

          10.02 Wages, Salaries, Bonuses, Accrued Vacation and Severance. Seller will pay all wages, salaries, bonuses and accrued vacation, if any, of the Seller's Employees accrued through the Closing Date, and all severance and other amounts, if any, which may become payable to or receivable by the Seller's Employees (by contract, as a matter of law or otherwise) as a result of the termination of their employment with Seller (whether or not such employees are offered or accept employment with Buyer), and, as provided in Section 4.01, Buyer shall not assume or be responsible for the payment of any such amounts. On the Closing Date, Seller shall pay Buyer with respect to each Seller's Employee who accepts employment with Buyer an amount equal to the earned (but not taken) and accrued vacation, if any, of such person (based upon the level of compensation paid by Seller to such person immediately prior to the Closing Date) except to the extent such amount is reflected as an accrued liability on the Closing Statement, and Buyer will recognize entitlement to such accrued vacation of each such employee.

          10.03 Buyer's Employee Plans. On the Closing Date, Buyer shall establish the Employee Plans (as hereinafter defined) of the nature described in Schedule 10.03 or which, in the aggregate, are at least substantially as beneficial to such employees as the Employee Plans described in Schedule 10.03, subject to the right of Buyer to terminate or modify such Employee Plans in its discretion after the Closing. Buyer shall not be obligated to establish plans entitling employees or former employees of Seller to post-retirement health, dental or life insurance benefits or to establish for Seller's Employees employed by Buyer after the Closing Employee Plans comparable to any of Seller's Employee Plans described in Schedule 13.01(u). To the extent such expenses are covered by Buyer's Employee Plans, Buyer will pay, or cause the applicable Buyer's Employee Plan to pay, as the case may be, any expenses incurred on or after the Closing Date by Seller's Employees who become employees of Buyer immediately after Closing and their dependents resulting from injuries, disabilities, illnesses or conditions incurred by such employees or their dependents prior to the Closing Date, other than workers' compensation benefits. Seller shall be responsible and liable to pay or make provision for pension, profit sharing and welfare benefit amounts under any of Seller's Employee Plans through the Closing Date with respect to the Seller's Employees. Buyer shall succeed to no rights of Seller under any of Seller's Employee Plans and shall neither assume nor incur any liability, including liability under Title IV of ERISA (as hereinafter defined), with respect to any of Seller's Employee Plans or any entity aggregated with Seller under Section 414(b), (c), (m), (n) or (o) of the Code. As used herein, the term "Employee Plans" shall mean bonus, incentive compensation, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, life, health, accident, disability, workers' compensation, and other employee benefit plans, practices, policies and arrangements of any kind, whether written or oral, including, but not limited to, employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Buyer shall, solely for eligibility and vesting purposes, but not for benefit accrual purposes, or any other purposes whatsoever, recognize under Buyer's Employee Plans all past services with Seller of Seller's Employees who become employees of Buyer immediately after the Closing.

          10.04 Seller's Employees Claims. Without limiting the generality of the foregoing, Seller shall pay or cause the applicable Seller's Employee Plan to pay, as the case may be, all amounts payable in the form of health, dental, sick pay or disability payments, life insurance benefits, or otherwise by reason of or in connection with (i) any claims filed or expenses incurred resulting from injuries, disabilities, illnesses or conditions incurred by Seller's Employees and their dependents prior to the Closing Date under any of Seller's Employee Plans covering Seller's Employees and their dependents other than workers' compensation benefits, (ii) the death of Seller's Employees or their dependents prior to the Closing Date or (iii) any claims subject to COBRA or any comparable state law relating to continuation of such benefits with respect to any individual who had a "qualifying event" as defined in COBRA prior to the Closing Date, including any claims for such benefits made on or after the Closing Date. Seller shall pay all such amounts when due (before or after the Closing Date) in accordance with the provisions of any such Seller's Employee Plan and the prior practices of Seller.

          10.05 Workers' Compensation Benefits. Without limiting the generality of the foregoing, Seller shall pay or cause the applicable Seller's Employee Plan to pay, as the case may be, all amounts payable in the form of workers' compensation benefits in connection with any claims resulting from injuries, disabilities, illnesses or conditions incurred by Seller's Employees (including without limitation a recurrence after the Closing of such an injury, disability, illness or condition incurred prior to the Closing) or the death of Seller's Employees prior to the Closing Date. For purposes of this Section 10.05, a claim shall be deemed to have been "incurred" on the date of occurrence of an injury, or the onset of an illness or condition, or any other event giving rise to such claims or series of related claims, and any disputes concerning the date of such an occurrence, onset or event shall be resolved by determination of a medical expert knowledgeable and qualified as to workers' compensation matters acceptable to both Seller and Buyer and confirmed by a medical certificate, provided however, that Buyer agrees not to assert after the second anniversary of the Closing Date that any injury, disability, illness or condition was incurred prior to the Closing. Notwithstanding any other provision herein, if with respect to any workers' compensation claim filed after the Closing, the medical expert selected by the parties determines that the expense of such claim shall be equitably apportioned between Seller and Buyer, such claim shall be apportioned as specified in the medical certificate delivered by the medical expert. Seller shall pay all such amounts when due (before or after the Closing Date) in accordance with the provisions of any such Seller's Employee Plan and the prior practices of Seller.

          10.06 Non-assumption of Liabilities. Without limiting the generality of Section 4.01, Seller acknowledges that in making offers of employment to Seller's Employees, Buyer is not assuming any of the liabilities of Seller to such Seller's Employees except as set forth in
Section 10.02.

          10.07 No Third-Party Beneficiaries. Without limiting the generality of Section 35 hereof, nothing stated in this Section 10 shall give any rights, remedies or benefits to any person or entity other than the parties hereto and their successors and permitted assigns.

          11.  Noncompetition Agreement.

          On the terms and subject to the conditions of this Agreement, at the Closing Seller, the Shareholder and Buyer will execute and deliver a noncompetition agreement in substantially the form attached hereto as Exhibit H (the "Noncompetition Agreement").

          12. Supply Agreement, Transition Services Agreement and Cheese Storage Agreement.

          On the terms and subject to the conditions of this Agreement, at the Closing Seller, the Shareholder and Buyer and, in the case of the Supply Agreement, Parent will execute and deliver (i) a supply agreement in substantially the form attached hereto as Exhibit I (the "Supply Agreement"), (ii) a transition services agreement in substantially the form attached hereto as Exhibit J (the "Transition Services Agreement") and (iii) a cheese storage agreement in substantially the form attached hereto as Exhibit J-1 (the "Cheese Storage Agreement").

          13. Representations and Warranties of Seller and the Shareholder.

          13.01 Representations and Warranties.  Seller and the
Shareholder hereby jointly and severally represent and warrant to Buyer and Parent as follows:

          (a) Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the operation of its business or ownership of its assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect upon the business, assets, condition (financial or otherwise), operations, results of operations or prospects of the Distribution Business or upon the enforceability by Seller of any Contract. Each jurisdiction in which Seller is qualified to do business is listed in Schedule 13.01(a). Seller has the corporate power and authority to own its properties, to carry on the Distribution Business as now being conducted by it, and to execute, deliver and perform this Agreement, the Noncompetition Agreement, the Supply Agreement, the Transition Services Agreement, the Cheese Storage Agreement, the License Agreement, the Livermore Lease (as defined in Section 15.01(o)) and the Seller's Conveyance Documents.

          (b) Legal Capacity of the Shareholder. The Shareholder has the legal capacity to execute, deliver and perform this Agreement, the Noncompetition Agreement and the Shareholder's Conveyance Documents.

          (c) Authority of Seller. The execution, delivery and performance by Seller of this Agreement, the Noncompetition Agreement, the Supply Agreement, the Transition Services Agreement, the Cheese Storage Agreement, the License Agreement, the Livermore Lease and the Seller's Conveyance Documents, and the transactions contemplated herein and therein, have been duly and effectively authorized by all necessary and required corporate action of Seller.

          (d) Due Execution by Seller. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable against it in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles). Upon due execution and delivery by Seller at the Closing of the Noncompetition Agreement, the Supply Agreement, the Transition Services Agreement, the Cheese Storage Agreement, the License Agreement, the Livermore Lease and the Seller's Conveyance Documents, each such agreement or instrument will constitute the valid and binding obligation of Seller enforceable against Seller in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles).

          (e) Due Execution by the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and is the valid and binding obligation of the Shareholder enforceable against him in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles). Upon due execution and delivery by the Shareholder at the Closing of the Noncompetition Agreement and the Shareholder's Conveyance Documents, each such agreement or instrument will constitute the valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium, and other similar laws relating to or affecting creditors' rights generally and to general equitable principles).

          (f) No Conflict - Seller. The execution, delivery and performance by Seller of this Agreement, the Noncompetition Agreement, the Supply Agreement, the Transition Services Agreement, the Cheese Storage Agreement, the License Agreement, the Livermore Lease and the Seller's Conveyance Documents do not and will not violate, conflict with, result in a breach or termination of, or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under), or require a notice or consent under, or result in the creation of any Lien under, or result in any penalty or additional payment obligations or the acceleration of any obligations under, (i) the charter or bylaws, as amended to date, of Seller, (ii) any note, agreement, contract, license, instrument, mortgage, deed of trust, lease or other obligation to which Seller is a party or by which Seller or any of the Purchased Assets is bound (except as set forth in Schedule 13.01(f)), (iii) any judgment, order, writ, decree, ruling or injunction of any governmental official, agency, instrumentality or other authority applicable to Seller or any of the Purchased Assets, or (iv) any statute, law, regulation or rule of any governmental agency, instrumentality or other authority applicable to Seller or any of the Purchased Assets other than bulk sales laws, provided that the parties hereto acknowledge that a filing and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is required to consummate the transactions contemplated by this Agreement.

          (g) No Conflict - the Shareholder. The execution, delivery and performance by the Shareholder of this Agreement, the Noncompetition Agreement and the Shareholder's Conveyance Documents, do not and will not violate, conflict with, result in a breach or termination of, or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under), or require a notice or consent under, or result in the creation of any Lien under, or result in any penalty or additional payment obligations or the acceleration of any obligations under, (i) any note, agreement, contract, license, instrument, mortgage, deed of trust, lease or other obligation to which the Shareholder is a party or by which the Shareholder or any of the Purchased Assets is bound, (ii) any judgment, order, writ, decree, ruling or injunction of any governmental official, agency, instrumentality or other authority applicable to the Shareholder or any of the Purchased Assets, or (iii) any statute, law, regulation or rule of any governmental agency, instrumentality or other authority applicable to the Shareholder or any of the Purchased Assets.

          (h) Real Property. Seller uses and occupies the Owned Real Property and the Leased Real Property, and has good and marketable title in fee simple to the Seller's Owned Real Property and a good and marketable leasehold interest in the Leasehold Estates free and clear of any and all Liens other than Permitted Title Exceptions. The Shareholder has good and marketable title in fee simple to the Shareholder's Owned Real Property free and clear of any and all Liens other than Permitted Title Exceptions. Except as set forth in Schedule 13.01(h), there are no current or pending special assessments against the Owned Real Property. Neither Seller nor the Shareholder has granted to any person or entity any right of first refusal, right of first opportunity, option or similar rights to purchase the Owned Real Property or any interest therein or part thereof or any interest in the Leasehold Estates or any Leased Real Property. Neither Seller nor the Shareholder has received notice since June 30, 1992 from any insurance company that it will require alteration of any Owned Real Property or Leased Real Property for continuance of a policy insuring the Owned Real Property or Leased Real Property or the maintenance of rates with respect thereto nor have either of them entered into any, and to the knowledge of Seller or the Shareholder, there is no, development agreement or agreement that limits either of their ability to protest taxes, fixes minimum taxes or requires continued business operations. All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services now used for the operation of the Owned Real Property and the Leased Real Property are adequate to service Seller's use of such properties. Except as shown on the Surveys, each principal building, improvement or structure on each parcel of real estate constituting a part of the Owned Real Property or the Leased Real Property is located within the boundary lines of such parcel and does not encroach onto any easement area or extend beyond any set-back line. Except with respect to Environmental Laws, as to which separate representations and warranties are made in Section 13.01(l), the Owned Real Property and the Leased Real Property are in compliance in all material respects with all applicable federal, state and local laws, ordinances, rules, bylaws and regulations, and all applicable insurance requirements, including, but not limited to, laws, ordinances, rules, bylaws and regulations pertaining to zoning matters, and conform to all such requirements on a current basis without reliance on any so-called "grandfather" or other exception and without reliance on any variance or other special limitation or condition or special use permit, including without limitation the Americans with Disabilities Act. Except as set forth in the Title Commitments or Surveys, the buildings and improvements constituting a part of the Owned Real Property and the Leased Real Property do not rely on any facilities (other than the facilities of the public utility and community water and sewer companies) not located on the Land or the real estate subject to the Middletown Lease or the Phoenix Lease (i) to fulfill any zoning, building code or other municipal or governmental requirement, (ii) for structural support or the furnishing to such buildings and improvements of any essential buildings systems utilities, including, but not limited to, electrical, plumbing, mechanical, heating, ventilating and air conditioning systems, or (iii) to fulfill requirements of any lease. There are no pending or, to the knowledge of Seller or the Shareholders, threatened actions or proceedings regarding condemnation or other eminent domain actions or proceedings with respect to the Owned Real Property or the Leased Real Property, or any part or parts thereof. Except for the Owned Real Property and the Leased Real Property, customers' places of business and warehouses used to make deliveries to customers, and public roads, no real property is regularly used in the operation of the Distribution Business.

          (i) Personal Property. Seller possesses and has good title to the Equipment, Inventory, Receivables and all other personal property included in the Purchased Assets free and clear of any and all Liens.
Schedule 1.01(c) hereto correctly lists and describes all material Equipment. Except for the motor vehicles and other personal property leased by Seller pursuant to leases which are listed in Schedule 1.01(i) hereto, no personal property is used in the operation of the Distribution Business or is located on the Land or the real estate constituting a part of the Leased Real Property other than the personal property included in the Purchased Assets or included in the Excluded Assets. Except for personal property included within the definition of the Shareholder's Owned Real Property or the Excluded Assets, the Shareholder neither owns nor has any interest in the Equipment identified in Section 1.01(c) or any other personal property used in the operation of the Distribution Business or located on the Land or the real estate constituting a part of the Leased Real Property. EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLER AND THE SHAREHOLDER DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF FITNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          (j) Proceedings. Except as disclosed on Schedule 13.01(j) attached hereto and made a part hereof, there is no action, suit, proceeding or investigation pending or, to the knowledge of Seller or the Shareholder, threatened against Seller, the Shareholder or any of the Purchased Assets (and, to the knowledge of Seller and the Shareholder, no claim has been asserted against Seller, the Shareholder or any of the Purchased Assets) which, if decided adversely to such person or any of the Purchased Assets, may (i) prevent the consummation of the transactions contemplated by this Agreement on the Closing Date, or (ii) place a Lien before, on or after the Closing Date upon the Purchased Assets or any item or part thereof, or (iii) have an adverse effect upon the Distribution Business. None of Seller, the Shareholder or the Purchased Assets are subject to any judicial or administrative judgment, order, writ, injunction, decree or restraint, or in violation of any applicable law, statute, rule, regulation, ordinance or code, with respect to the use, occupancy or right to sell and convey the Purchased Assets or the operation of the Distribution Business or which would otherwise have an adverse effect upon the Distribution Business.

          (k) Notices. No notices have been issued and served upon Seller or the Shareholder by any governmental authority having jurisdiction over the Purchased Assets ordering Seller or the Shareholder to make any alterations or repairs to the Purchased Assets alleged by such governmental authority to be required by any ordinance, rule, regulation or law, or to correct any condition of the Purchased Assets alleged by such governmental authority not to comply with any ordinance, rule, regulation or law, which have not been made or corrected.

          (l) Environmental Matters. No Hazardous Substances (as hereinafter defined) have been released, emitted or disposed of, or otherwise deposited, on or in any of the Owned Real Property or the Leased Real Property by Seller or the Shareholder or, to the knowledge of Seller or the Shareholder, by any other person which have been in quantities, or involved methods of containment or use, that violate any Environmental Laws.

          Neither the Owned Real Property nor the Leased Real Property is being used, or, to the knowledge of Seller or the Shareholder, has ever been primarily used, in connection with the business of manufacturing, storing, transporting, handling, disposing or treating Hazardous Substances.

          Neither Seller nor the Shareholder has generated at or transported from any of the Owned Real Property or the Leased Real Property any Hazardous Substances at any time which have been transported to or disposed of in any landfill or other facility, which transportation or disposal (under laws applicable as of the date hereof to the landfill or other facility) could create liability to any unit of government or any third party.

          Except as disclosed in Schedule 13.01(l), there is no Environmental Claim (as hereinafter defined) pending or, to the knowledge of Seller or the Shareholder, threatened against Seller or the Shareholder or against any person or entity whose liability for such Environmental Claim Seller or the Shareholder have or may have retained or assumed either contractually or by operation of law.

          Except as disclosed in Schedule 13.01(l), there are no present or, to the knowledge of Seller or the Shareholder, past actions, activities, circumstances, conditions, events or incidents, that could form the basis of any Environmental Claim against Seller or the Shareholder or against any person or entity whose liability for such Environmental Claim Seller or the Shareholder have or may have retained or assumed either contractually or by operation of law.

          Without in any way limiting the generality of the foregoing,
(a) all underground storage tanks or other containment facilities of any kind deposited, placed or buried by, or pursuant to authorization of, Seller or any of its affiliates on the Owned Real Property or the Leased Property (whether currently or formerly located on the Owned Real Property or the Leased Real Property) or, to the knowledge of Seller or the Shareholder, otherwise currently or otherwise formerly located on the Owned Real Property or the Leased Real Property are identified in
Schedule 13.01(l), (b) all wells or other borings on the Owned Real Property or the Leased Real Property (regardless of whether such wells or borings are in use) are identified in Schedule 13.01(l) except that with respect to wells or borings that were not dug or made by, or pursuant to the authorization of, Seller or any of its affiliates, this representation is made only to the knowledge of Seller or the Shareholder, (c) except as disclosed in Schedule 13.01(l), there is no asbestos contained in or forming part of any building, building component, structure or office space on the Owned Real Property or the Leased Real Property built by, or pursuant to the authorization of, Seller or any of its affiliates and, to the knowledge of Seller or the Shareholder, there is no asbestos contained in or forming a part of any other building, building component, structure or office space on the Owned Real Property or the Leased Real Property, and (d) except as disclosed in Schedule 13.01(l), no polychlorinated biphenyls ("PCBs") are used or stored on the Owned Real Property or the Leased Real Property that were placed on the Owned Real Property or the Leased Real Property by, or pursuant to the authorization of, Seller or any of its affiliates or are in or on Purchased Assets built or placed on or in the Owned Real Property or the Leased Real Property by, or pursuant to the authorization of, Seller or any of its affiliates and, to the knowledge of Seller or the Shareholder, there are no other PCBs used or stored on the Owned Real Property or the Leased Real Property.

          All licenses, permits and other authorizations, pursuant to any Environmental Law, necessary for the lawful operation of the Distribution Business in the manner in which it has been operated by Seller are in Seller's possession and are in full force and effect as of the date hereof.

          Except as disclosed in Schedule 13.01(l), Seller and the Shareholder are in compliance in all material respects with all applicable Environmental Laws. Except as disclosed in Schedule 13.01(l), there are no circumstances that may prevent or interfere with compliance in all material respects in the future, including any failure to make a timely application or submission for renewal of a permit or other license. All permits and other governmental authorizations currently held by Seller and the Shareholder pursuant to any Environmental Laws are identified in Schedule 13.01(l).

          None of the Owned Real Property or the Leased Real Property is or, to the knowledge of Seller or the Shareholder, ever has been listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any other similar list, schedule, log, inventory or data base maintained by any federal, state or local agency.

          Seller and the Shareholder have disclosed and delivered to Buyer all environmental reports and investigations which Seller or the Shareholder has obtained or ordered since June 30, 1992 with respect to any of the Owned Real Property or the Leased Real Property, including all drafts and letters and other documents which order, or describe or limit the scope of, such reports and investigations.

          As used herein, the term "Environmental Laws" shall mean all federal, state, local and foreign statutes, laws, duties, regulations and ordinances (including common law) which relate to or deal with pollution, compensation for damage or injury caused by pollution or protection of human health or the environment as of the Closing.

          As used herein, the term "Hazardous Substance(s)" shall mean
(i) any flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants and contaminants, and all other materials or substances identified in or regulated by any of the Environmental Laws, and (ii) asbestos, PCBs, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, known carcinogens, petroleum products and by-products (including any fraction thereof), and radon.

          "Environmental Claim" means any notice received by Seller or the Shareholder from a person or entity alleging Seller's or the Shareholder's non-compliance with, or failure to perform any duty under, any Environmental Laws or potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by Seller or the Shareholder or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          The representations and warranties in this Section 13.01(l) are made solely with respect to the Distribution Business and the Purchased Assets.

          (m) Contracts. Except for the Middletown Lease, the Phoenix Lease, the leases of the Shareholder's Owned Real Property between the Shareholder and Seller (all of which leases between the Shareholder and Seller will be terminated at or prior to Closing), the other leases, contracts, agreements and purchase orders listed on Schedule 1.01(i) or 1.01(j) attached hereto, the agreements included in the Excluded Assets and any purchase orders issued by or to Seller after the date of this Agreement in the ordinary course of operating the Distribution Business, Seller is not a party to or bound by, and none of the Purchased Assets are bound by or subject to, any written or oral:

          (i) agreement for the sale of any Purchased Assets other than Inventories in the ordinary course of business consistent with past practice;


           (ii) non-competition or other agreement restricting the conduct of the Distribution Business in any material respect;

          (iii) agreement relating to the Distribution Business which contains any provisions requiring Seller to indemnify or act as guarantor for any other person or entity or to reimburse any maker of a letter of credit or banker's acceptance, or any endorsement by Seller of any promissory note or bill of exchange;

          (iv) agreement, note, debenture, mortgage, indenture, deed of trust, security agreement, capitalized lease or other instrument evidencing or securing Indebtedness relating to the Distribution
Business or any sale-leaseback arrangement pertaining to any real property or equipment used in the Distribution Business;

          (v) partnership or joint venture agreement or similar agreement relating to the Distribution Business;

          (vi) agreement, other than with respect to the sale of Inventories in the ordinary course of business consistent with past practice, granting any person or entity any lease, sublease, license or other interest, legal or equitable, in any of the Purchased Assets;

          (vii) agreement with the Shareholder or any other affiliate of Seller relating to the Distribution Business;

          (viii) franchise agreement relating to the Distribution
Business in which Seller is a franchisor or franchisee;

          (ix) agreement with any supplier for the purchase or sale of raw materials, supplies or products (excluding any purchase order entered into in the ordinary course of business on an order-by-order basis, unless the terms of delivery thereunder are three months or more or the amount exceeds $80,000), distributor, broker or agent relating to the Distribution Business;

          (x) agreement for the sale of products with any customer of the Distribution Business (excluding any purchase order entered into in the ordinary course of business on an order-by-order basis, unless the terms of delivery thereunder are three months or more or the amount thereof exceeds $80,000);

          (xi) private label or co-packing agreement relating to the Distribution Business;

          (xii) leases of real property by Seller relating to the Distribution Business or any lease of tangible personal property by Seller relating to the Distribution Business if the lease of tangible personal property involves expenditures by Seller in excess of $25,000 per year;

          (xiii) agreement for capital expenditures relating to the Distribution Business in excess of $25,000 per agreement or $200,000 in the aggregate for all such agreements;

          (xiv) contract for advertising or promotional services relating to the Distribution Business;

          (xv) agreement (either as licensor or licensee or in any similar capacity) to pay or receive any royalty or license fee or any other agreement (as licensor or licensee or in any similar capacity) to license any Intellectual Property;

          (xvi) employment agreement relating to Seller's Employees; or

          (xvii) other material agreement relating to the Distribution
Business.

A true, correct and complete copy of each such written lease, contract, agreement and purchase order and a summary of each oral lease, contract, agreement and purchase order has been delivered to Buyer. The Middletown Lease and the Phoenix Lease, the other leases, contracts, agreements and purchase orders required to be identified on Schedule 1.01(i) or 1.01(j) in order to avoid a misrepresentation hereunder and the purchase orders issued by or to Seller after the date of this Agreement in the ordinary course of operating the Distribution Business are (or, in the case of the purchase orders issued by or to Seller after the date of this Agreement in the ordinary course of operating the Distribution Business, will be) each valid, binding and in full force and effect (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles); Seller has received no prepayments under any such lease, contract, agreement or purchase order; and there are no material defaults under, or events which with due notice or lapse of time, or both, would constitute material defaults under, any such lease, contract, agreement or purchase order or, to the knowledge of Seller or the Shareholder, any other party thereto. The Middletown Lease, the Phoenix Lease, the other leases, contracts, agreements and purchase orders required to be identified on Schedule 1.01(i) or 1.01(j) in order to avoid a misrepresentation hereunder and the purchase orders issued by or to Seller after the date of this Agreement in the ordinary course of operating the Distribution Business are (or, in the case of the purchase orders issued by or to Seller after the date of this Agreement in the ordinary course of operating the Distribution Business, will be) each assignable to Buyer without the consent of third parties, except as noted on Schedule 13.01(f), and Seller has not waived or assigned any of its rights thereunder. Neither Seller nor the Shareholder has assigned any of its or his rights under the leases of the Shareholder's Owned Real Property.

          (n) Compliance with Laws. Schedule 13.01(n) attached hereto and made a part hereof correctly describes all material licenses, permits and certificates granted to or granted or obtained by Seller or the Shareholder in connection with the construction and/or installation of the buildings or improvements constituting a part of the Purchased Assets, or the use or occupancy of the Owned Real Property or the Leased Real Property, or the operation of the Distribution Business. Except as set forth on Schedule 13.01(n), no material licenses, permits or certificates are required by law or otherwise necessary for the proper operation of the Distribution Business in the manner in which it has been operated by Seller or to permit the lawful use and occupancy of the Owned Real Property and the Leased Real Property or the lawful use of all other Purchased Assets in the manner in which they have been used by Seller. All of such licenses, permits and certificates are in full force and effect, and no action to terminate any such license, permit or certificate is pending or, to the knowledge of Seller or the Shareholder, threatened by any governmental official, agency, instrumentality or other authority or other party. Except as set forth on Schedule 13.01(n), the consummation of the transactions contemplated by this Agreement will not violate the provisions of any such license, permit or certificate, or require any governmental consents or approvals. Neither Seller nor the Shareholder is in violation of any statutes, laws, ordinances, rules or regulations concerning the Distribution Business which individually or in the aggregate could have a material adverse effect upon the business, assets, condition (financial or otherwise), operations, results of operations or prospects of the Distribution Business.

          (o) Intellectual Property. Except as set forth in Schedule 1.01(g) attached hereto, Seller does not own, or have any interest in or to, any material Intellectual Property primarily related to or necessary for the Distribution Business. The registration numbers of all registered Intellectual Property are set forth in Schedule 1.01(g). Unless otherwise expressly set forth in Schedule 1.01(g), Seller is the sole owner of and has the sole right to use the Intellectual Property and the Intellectual Property is free and clear of all Liens. The Shareholder does not have any interest in any of the Intellectual Property described in Schedule 1.01(g) or any other Intellectual Property used in the operation of the Distribution Business. No item of Intellectual Property other than those listed on Schedule 1.01(g) is necessary for the operation of the Distribution Business. The operation of the Distribution Business in the ordinary course does not infringe in any respect upon any Intellectual Property of others (except that this representation and warranty is made only to the knowledge of Seller or the Shareholder with respect to any infringing products bearing labels of others that are distributed by Seller) and, to the knowledge of Seller and the Shareholder, there has been no infringement by any third party upon any Intellectual Property of Seller. Seller has not used or enforced, or failed to use or enforce, any of the Intellectual Property in any manner which could limit its validity or result in its invalidity.

          (p) Condition of Assets. The Equipment and the buildings and improvements constituting a part of the Owned Real Property and the Leased Real Property are, subject to normal wear and tear, clean and in good operating condition and in a state of good maintenance and repair.

          (q) Inventory and Supplies. Except to the extent reserved against by Seller in its financial statements in accordance with the policies used in preparing the financial statements described in Section 13.01(y) and with the written inventory policies of the Distribution Business, copies of which have been delivered to Buyer, and except as disclosed to Buyer in writing prior to the date of this Agreement, as of the date hereof no inventory or supplies of Seller relating to the Distribution Business is physically damaged, defective, infested, adulterated or otherwise misbranded within the meaning of the Federal Food and Drug and Cosmetics Act or within the meaning of any other food and drug law, improperly packed or stored, bears product expiration code dates on or prior to the Closing Date or bears product expiration code dates on or prior to the date such inventory is expected to be sold or used in the ordinary course (based upon sales and use rates during the most recently completed twelve (12) months), or constitute articles which may not, under the provisions of Section 404 or 505 of the Federal Food and Drug and Cosmetics Act, be introduced into interstate commerce. Except as so disclosed or reserved against, as of the date hereof all inventory and supplies are useable or merchantable in the ordinary course of operating the Distribution Business and the inventory and supplies that is usable and merchantable in the ordinary course of business is at levels sufficient for Seller to conduct the Distribution Business in the ordinary course of business in the manner in which it has been conducted by Seller.

          (r)  Deliberately Omitted.

          (s) Brokers; Finders. Neither Seller nor the Shareholder is under any commitment or obligation to any broker or agent whereby a finder's, brokerage or middleman's commission is payable or whereby any claim therefor may be validly made with respect to the transactions contemplated by this Agreement.

          (t) Employee and Labor Relations. None of Seller's Employees are members of a collective bargaining unit or currently represented by any collective bargaining agent, and Seller has not received notice from any Seller's Employee or collective bargaining agent, within the twelve
(12) months preceding the Effective Date, seeking to establish a collective bargaining unit with respect to the Distribution Business or has reason to believe that such a collective bargaining unit will be sought. There are no existing labor disputes or disturbances which materially and adversely affect the Distribution Business or the future prospects of the Distribution Business, and Seller has not experienced any strikes, work stoppages, claims of unfair labor practices or other material labor disputes relating to the Distribution Business since January 1, 1991.

          (u) Seller's Employee Plans. Schedule 13.01(u) attached hereto and made a part hereof lists and generally describes all Employee Plans covering the Seller's Employees ("Seller's Employee Plans"). Seller has furnished to Buyer with respect to each of such Employee Plans a copy thereof and the most recent summary plan description. The provisions and operation of such Employee Plans are not in violation in any material respect of any provision of ERISA, the Code, or any other statute, rule, regulation, agreement or instrument by which they are governed. All applicable ERISA requirements as to the filing of reports, documents and notices regarding such Employee Plans with the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation, and the furnishing of such documents to participants and beneficiaries, have been complied with in all material respects. Except as disclosed in Schedule 13.01(j), there are no pending or, to the knowledge of Seller or the Shareholder, threatened claims, lawsuits or arbitrations which have been asserted or instituted against such Employee Plans or any fiduciaries thereof respecting their duties to such plans or the assets or any of the trusts under any of such plans or respecting any benefits payable under such plans. Since January 1, 1989, neither Seller nor any entity affiliated with Seller has maintained any defined benefit pension plan subject to Title IV of ERISA or contributed on behalf of Seller's Employees to any multi-employer plan as defined in Section 3(37) of ERISA.

          (v) Taxes. Seller has duly and timely filed all state and local Tax returns and reports required to be filed by it that relate in whole or part to the Distribution Business, and has paid all Taxes (including all interest, penalties, assessments and deficiencies) due or claimed to be due under such duly filed tax returns, or has made provision therefor. The Shareholder has duly and timely filed all Property Tax returns and reports required to be filed by it relating to the Shareholder's Owned Real Property and has paid all Property Taxes (including all interest, penalties, assessments and deficiencies) due under such duly filed tax returns, or has made provision therefor. Seller is not delinquent, and there are no material asserted or assessed deficiencies that have not been settled, with respect to the payment of any sales, use and withholding Taxes, other employee benefit Taxes or Property Taxes, if any, payable by it with respect to the Distribution Business, the Purchased Assets or Seller's Employees (collectively "Seller's Covered Taxes") (whether or not shown on any filed tax return) and the Shareholder is not delinquent with respect to the payment of any Property Taxes payable by it with respect to the Shareholder's Owned Real Property (whether or not shown on any filed tax return). Seller has made a valid and effective election to be treated as an S corporation for income tax purposes and such election has not been revoked or terminated. None of the Purchased Assets constitutes "tax exempt use property" within the meaning of Section 168(h) of the Code, and Seller is not a party to any lease relating to the Distribution Business that is made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. There are no alleged material Tax deficiencies of Seller proposed or discussed by the IRS or other appropriate tax authority with Seller (whether or nor such matters have been settled) that involve the Distribution Business, Seller's Purchased Assets or Seller's Employees that are likely to be proposed or asserted against Buyer or the Purchased Assets if Buyer continues to operate the Distribution Business after the Closing in substantially the same manner as it has been operated by Seller. To the knowledge of Seller and the Shareholder, no tax returns of Seller with respect to such issues (and no Property Tax returns of the Shareholder or Seller with respect to Seller's Owned Real Property, the Equipment or the Shareholder's Owned Real Property or other Tax returns of Seller relating to Seller's Covered Taxes or other state and local Tax returns of Seller) filed or required to be filed are being examined (nor has any action, audit, proceeding or investigation been threatened, to the knowledge of Seller or the Shareholder) by the Internal Revenue Service or other appropriate taxing authority that is out of the ordinary course of business of Seller or the Distribution Business or that has the possibility of a material adverse effect on Seller or the Distribution Business if decided adversely to Seller. There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Seller's Covered Taxes or state or local Taxes granted by Seller (or for the assessment or collection of any Property Taxes with respect to the Shareholder's Owned Real Property granted by the Shareholder).

          (w)  Nonforeign Certification.  Neither Seller nor the
Shareholder is a "foreign person" within the meaning of Section 1445 of the Code.

          (x) Suppliers and Customers. Neither Seller nor the Shareholder has notice or, with respect to customers accounting for more than $5,000,000 of revenues for fiscal 1993 or $3,000,000 of revenues for the 31 week period ended June 4, 1994, reason to believe that any of Seller's suppliers or customers intends to cancel or otherwise modify its relationship with Seller in any manner which individually or in the aggregate with respect to all such parties, if any, would have a material adverse effect on the business, assets, condition (financial or otherwise), operations, results of operations or prospects of the Distribution Business; and the purchase of the Purchased Assets by Buyer will not, to the knowledge of Seller or the Shareholder, materially and adversely affect the relationship of any supplier or customer with the Distribution Business.

          (y) Financial Statements. Seller has delivered to Buyer true and correct copies of (i) unaudited balance sheets of the Distribution Business as of the last day of Seller's fiscal years 1991 through 1993, inclusive, and unaudited statements of earnings of the Distribution Business for the fiscal years ended on such dates, and (ii) an unaudited balance sheet of the Distribution Business as of June 4, 1994, and unaudited statements of earnings of the Distribution Business for the 31-week period ended on such date, all of which have been prepared by Seller. Each such financial statement presents fairly in all material respects the financial position of the Distribution Business as of its date and the results of operations of the Distribution Business for the period then ended, in conformity with generally accepted accounting principles consistently applied except as disclosed in Schedule 13.01(y). Other than as and to the extent disclosed or reserved against in the most recent balance sheet of the Distribution Business referred to above, Seller has no liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise, and whether due or to become due) relating to the Distribution Business, except (i) liabilities and obligations incurred in the ordinary course of operating the Distribution Business since the date of such balance sheet and (ii) liabilities and obligations that are not in default and are set forth in, or arising under, the Middletown Lease, the Phoenix Lease, the leases of the Shareholder's Owned Real Property between the Shareholder and Seller, any of the other leases, contracts, agreements or purchase orders listed on Schedule 1.01(i) or 1.01(j) attached hereto or which are not required to be listed therein to avoid a misrepresentation under this Agreement, or any of the agreements included in the Excluded Assets. The books and records of Seller relating to the Distribution Business are accurate in all material respects and have been maintained in accordance with good business practice.

          (z) Insurance. Seller or the Shareholder has in force property and casualty insurance on all tangible Purchased Assets (including the Owned Real Property and, to the extent Seller is obligated to maintain the same under the Middletown Lease or the Phoenix Lease, the Leased Real Property) on a replacement cost basis and general and product liability insurance relating to the Distribution Business in the amounts set forth in the certificates of insurance which have been provided by Seller to Buyer, which certificates of insurance are true and correct certificates and summaries of Seller's and the Shareholder's existing coverage. Set forth on Schedule 13.01(z) attached hereto and made a part hereof is a true and correct schedule of all such policies. All required premiums have been paid with respect to such policies.

            (aa) Trade Allowances. Except as set forth on Schedule 13.01(aa) attached hereto and made a part hereof, Seller does not have in effect any trade allowance, billback, rebate, discount or similar program with its customers, regardless of whether Seller currently has any actual or contingent unpaid liability thereunder. Except as set forth on Schedule 13.01(aa), no supplier of Seller has in effect, or has had in effect since October 30, 1993, and Seller has received no payments, other than payments disclosed in writing to Buyer, under, any trade allowance, billback, rebate, discount or similar program pursuant to which Seller has any actual or contingent right to receive payment or has received payment since October 30, 1993.

          (bb) No Changes. Except as contemplated or permitted hereby, or as set out in Schedule 13.01(bb), since January 1, 1994, there has not been:

          (i) any entry by Seller or the Shareholder into any commitment or transaction relating to the Distribution Business other than in the ordinary course of business, including (A) the incurrence of, or commitment to incur, any capital expenditures with respect to the Distribution Business in excess of $25,000 individually or $200,000 in the aggregate, (B) the incurrence of any Indebtedness relating to the Distribution Business, or (C) the sale, lease or other disposition of, or entry into any agreement to sell, lease or otherwise dispose of, any assets that, but for such disposition, would constitute Purchased Assets, except for sales of Inventory in the ordinary course of business;

          (ii) any change by Seller in accounting methods or principles applicable to any portion of the Distribution Business;

          (iii) any material change in practices of Seller with respect to the manner and timing of payment of trade and other payables relating to the Distribution Business;

          (iv) any material change in practices of Seller with respect to the collection of receivables relating to the Distribution Business;

          (v) any declaration, making or payment of any dividend or other distribution of non-cash assets of Seller which are included in the Purchased Assets to any shareholder or affiliate of Seller;

          (vi) any sums or other assets of Seller paid to or withdrawn by Seller's Employees, except for ordinary compensation and fees and ordinary expense reimbursement and similar payments;

          (vii) any substantial increase in the total number of employees engaged in the Distribution Business, any increase in compensation or benefits of any employees engaged in the Distribution Business (other than pursuant to customary salary and employee benefit administration in the ordinary course of business in accordance with past practice), or any retroactive increase in compensation or benefits of any employees engaged in the Distribution Business; or

          (viii) any other change that has had, or could be reasonably expected to have, a material adverse effect upon the business, assets, condition (financial or otherwise), operations, results of operations or prospects of the Distribution Business.

          (cc) Powers of Attorney. Seller has not given any power of attorney relating to the Distribution Business to any Person for any purpose whatsoever.

          (dd) No Recalls. Except as set forth on Schedule 13.01(dd), no products related to the Distribution Business have been recalled voluntarily or involuntarily since January 1, 1991, no recall is being considered by Seller or, to the knowledge of Seller or the Shareholder, has been requested or ordered by any governmental official, agency, instrumentality or other authority or consumer group and, to the knowledge of Seller and the Shareholder, there is no basis therefor.

          (ee) Principal Shareholder. The Shareholder is the principal shareholder of Seller and he and members of his family will receive a significant benefit from Buyer's execution and performance of this Agreement.

          (ff) Disclosure. None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representations and warranties not misleading. Seller disclaims any representation or warranty about the accuracy of projections or forecasts prepared by Seller. The terms "knowledge of Seller and the Shareholder", "knowledge of Seller or the Shareholder" or "knowledge of Seller" and their grammatical equivalents mean the actual present knowledge of any of the Shareholder, any director or officer of Seller, any distribution center general manager or the food service distribution human resources manager, food service distribution controller or corporate credit manager of Seller. The term "knowledge of the Shareholder" and its grammatical equivalents means the actual present knowledge of the Shareholder.

          13.02 Survival of Representations and Warranties. The liability of Seller and the Shareholder for the representations and warranties made to Buyer and Parent in Section 13.01 shall survive the Closing (except for Section 13.01(q) which shall not survive Closing) and shall not merge into the Seller's Conveyance Documents, the Shareholder's Conveyance Documents or any other instrument or document required to be executed by Seller or the Shareholder and delivered to Buyer or Parent pursuant to the terms of this Agreement.

          14.  Representations and Warranties of Buyer and Parent.

          14.01 Representations and Warranties. Buyer and Parent hereby jointly and severally represent and warrant to Seller and the Shareholder that:

          (a) Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business and in good standing under the laws of the State of Colorado, and has the corporate power and authority to own its properties, to carry on its business as now being conducted by it, and to execute, deliver and perform this Agreement, the Noncompetition Agreement, the Seller's Bill of Sale and Assumption Agreement, the Supply Agreement, the Transition Services Agreement, the Cheese Storage Agreement, the License Agreement, the Livermore Lease and the Assignments of Lease. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to execute, deliver and perform this Agreement.

          (b) Authority of Buyer and Parent. The execution, delivery and performance by Buyer and Parent of this Agreement and the Supply Agreement and by Buyer of the Noncompetition Agreement, the Transition Services Agreement, the Seller's Bill of Sale and Assumption Agreement, the Cheese Storage Agreement, the License Agreement, the Livermore Lease and the Assignments of Lease, and the transactions contemplated herein and therein, have been duly and effectively authorized, with respect to Buyer, by all necessary and required corporate action of Buyer and, with respect to Parent, by all necessary and required corporate action of Parent.

          (c) Due Execution by Buyer and Parent. This Agreement has been duly executed and delivered by Buyer and Parent and is the valid and binding obligation of Buyer and Parent enforceable against each of them in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles). Upon due execution and delivery by Buyer and Parent at the Closing of the Supply Agreement and by Buyer of the Noncompetition Agreement, the Cheese Storage Agreement, the Transition Services Agreement, the Seller's Bill of Sale and Assumption Agreement, the License Agreement, the Livermore Lease and the Assignments of Lease, each such agreement will constitute the valid and binding obligation of Buyer enforceable against it in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles).

          (d) No Conflict. The execution, delivery and performance by Buyer and Parent of this Agreement and the Supply Agreement and by Buyer of the Noncompetition Agreement, the Cheese Storage Agreement, the Transition Services Agreement, the Seller's Bill of Sale and Assumption Agreement, the License Agreement, the Livermore Lease and the Assignments of Lease do not and will not violate, conflict with, result in a breach of, or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under), or require a consent under, (i) the charter or bylaws, as amended to date, of Buyer or Parent, (ii) any note, agreement, contract, license, instrument, mortgage, deed of trust, lease or other obligation to which Buyer or Parent is a party or by which Buyer or Parent is bound, (iii) any judgment, order, writ, decree, ruling or injunction of any governmental official, agency, instrumentality or other authority applicable to Buyer or Parent or (iv) any statute, law, rule or regulation of any governmental agency, instrumentality or other authority applicable to Buyer or Parent, provided that the parties hereto acknowledge that a filing and the expiration or termination of the waiting period under the HSR Act is required to consummate the transactions contemplated by this Agreement.

          (e) Proceedings. There is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer or Parent, threatened against Buyer or Parent which, if decided adversely to Buyer or Parent, may prevent the consummation of the transactions contemplated by this Agreement on the Closing Date.

          (f) Brokers; Finders. Neither Buyer nor Parent is under any commitment or obligation to any broker or agent whereby a finder's, brokerage or other middleman's commission is payable or whereby any claim therefor may be validly made with respect to the transactions contemplated by this Agreement.

          (g) Sole Shareholder. Parent is the sole shareholder of Buyer and will receive a significant benefit from Buyer's execution and performance of this Agreement.

          (h) Disclosure. None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representations and warranties not misleading. The term "knowledge of Buyer or Parent" and its grammatical equivalents means the actual present knowledge of any director or officer of Buyer or Parent.

          14.02 Survival of Representations and Warranties. The liability of Buyer or Parent for the representations and warranties made to Seller and the Shareholder in Section 14.01 shall survive the Closing and shall not merge with and into any instrument or document required to be executed by Buyer or Parent and delivered to Seller or the Shareholder pursuant to the terms of this Agreement.

          15.  Conditions Precedent to Buyer's and Parent's Obligations
Hereunder.

          15.01 Conditions Precedent. The obligation of Buyer and Parent to consummate this Agreement, and the transactions contemplated hereunder, shall be subject to and conditioned upon the satisfaction at or before Closing of each of the following conditions; it being understood that the following conditions precedent are included herein for the exclusive benefit of Buyer and Parent and may be waived, in writing, in whole or in part, by Buyer and Parent at any time:

          (a) All of the covenants and agreements contained in this Agreement to be complied with and performed by Seller or the Shareholder on or before the Closing shall have been complied with and performed, and Seller and the Shareholder shall not be in breach of any such covenant or agreement and shall have delivered on the Closing Date to Buyer all of the documents and instruments which are required to be delivered by either of them on the Closing Date.

          (b) All representations and warranties of Seller and the Shareholder contained in or made pursuant to this Agreement shall be true, correct and complete in all material respects as of the Closing Date as if made at and as of the Closing Date.

          (c) Seller and the Shareholder shall have delivered to Buyer a certificate, dated the Closing Date, executed by a responsible officer of Seller and by the Shareholder and certifying to the satisfaction of the conditions specified in Sections 15.01(a) and (b) hereof.

          (d) Seller and the Shareholder shall have obtained, without cost to Buyer or Parent, (i) any and all written consents and authority necessary and required to permit them to sell and convey the Purchased Assets to Buyer, including without limitation the Leasehold Estates created by the Middletown Lease and the Phoenix Lease (except for consents which Buyer has waived by its election to assume such lease, contract, agreement or purchase order under 2(f)(ii) hereof), (ii) estoppel certificates, in form and substance satisfactory to Buyer, from such third parties to leases, contracts and agreements included in the Purchased Assets as Buyer may require, including without limitation the Phoenix Lease and the Middletown Lease, and (iii) corrections to the exceptions to the Title Commitments and Surveys noted in Schedules 8.01 and 8.02 and to the extent such corrections relate to the conformity to survey standards or certification or relate to matters that materially adversely affect the use (as such property is presently being used) or marketability of any individual Owned Real Property or the Owned Real Property in the aggregate. At the request of Buyer, Seller further agrees to take such steps as may be reasonably necessary to correct after the Closing such matters referred to on Schedules 8.01 and 8.02 which by their nature can be corrected and have not been corrected prior to the Closing to the extent such matters affect the use or marketability of any individual Owned Real Property or the Owned Real Property in the aggregate.

          (e) Buyer shall have obtained any required governmental licenses, authorizations, certificates and permits required by applicable governmental authorities to permit Buyer to acquire the Purchased Assets, to establish and operate the Distribution Business in the manner in which it was operated immediately prior to the Closing and to use and occupy the Owned Real Property and the Leased Real Property and the parties shall have complied with the HSR Act and the waiting period thereunder shall have expired or been terminated.

          (f) Seller and the Shareholder shall have obtained and delivered to Buyer an opinion of counsel to Seller and the Shareholder in substantially the form attached hereto as Exhibit K.

          (g) Seller shall have delivered to Buyer copies of all necessary corporate resolutions adopted by the board of directors (and the shareholders, if necessary) of Seller authorizing the execution, delivery and performance of this Agreement, the Noncompetition Agreement, the Seller's Conveyance Documents, the Supply Agreement, the Transition Services Agreement, the Cheese Storage Agreement, the License Agreement, the Indemnification Protection Agreement, the Livermore Lease and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the secretary of Seller.

          (h)  Buyer shall have received, as of a date no more than five
(5) days prior to the Closing Date, Uniform Commercial Code Searches against Seller and the Shareholder from the Secretary of State of the State of Colorado, and from such other states and/or counties in which Seller or the Shareholder owns, leases, warehouses or stores Purchased Assets, together with tax lien and judgment searches, in each case certified by a reporting service satisfactory to Buyer and disclosing no Liens against the Purchased Assets and, with respect to the Owned Real Property and the Leasehold Estates, except the Permitted Title Exceptions.

          (i) Buyer shall have received endorsements to the Title Commitments (or, at Buyer's request, a title insurance policy in accordance with the Title Commitments) (i) changing the effective date thereof to the Closing Date, (ii) correcting or deleting the matters noted in Schedule 8.01 which materially adversely affect the use (as such property is presently being used) or marketability of any individual Owned Real Property or the Owned Real Property in the aggregate, (iii) deleting the standard exceptions and insuring, among other matters covered by the Title Commitments, zoning, access and contiguity and such other matters as Buyer has reasonably requested and
(iv) affirmatively insuring against changes in the status of title to the Owned Real Property through the date of recording of Seller's Warranty Deeds and the Shareholder's Warranty Deeds, reflecting title to the Owned Real Property vested in Buyer, subject to no Liens other than Permitted Title Exceptions, and reflecting no other change, and the Title Company shall have provided Buyer with assurances reasonably satisfactory to Buyer that it has not insured over any title defects except to the extent approved by Buyer. Buyer shall have also received copies of all documents and agreements constituting specific exceptions.

          (j) The buildings and improvements constituting part of any of the Owned Real Property or the Leased Real Property shall not have been damaged or destroyed by fire or other casualty to such a substantial extent as to materially and adversely affect the occupancy thereof by Buyer or the contemplated use thereof by Buyer in the operation of the Distribution Business and there shall have been no other material adverse change in the business, assets, condition (financial or otherwise), operations or results of operations of the Distribution Business.

          (k) At least ten (10) days prior to the Closing Date, Seller shall have delivered to Buyer audited balance sheets of the Distribution Business as of the last day of the fiscal years in each of the years 1992 and 1993 and as of June 4, 1994 and audited statements of profits and losses and cash flows for the years ended November 2, 1991, October 31, 1992 and October 30, 1993 and for the 31 week period ended June 4, 1994 (the "Audited Distribution Business Financial Statements") prepared in accordance with generally accepted accounting principles consistent with those followed in the preparation of Seller's audited financial statements and the Statement of Principles (except as disclosed in Schedule 13.01(y)), which Audited Distribution Business Financial Statements shall be certified by Price Waterhouse, whose opinion regarding the Audited Distribution Business Financial Statements shall be unqualified. Seller and Buyer each shall pay one-half of the cost of preparing the Audited Distribution Business Financial Statements and reasonable and necessary costs incidental to their preparation such as conferences with the accountants of Buyer and Parent, and Buyer and Parent shall have the right to approve the engagement letter for such audit. Buyer, Parent and their accountants shall have the right to review the final draft of such audit report prior to its finalization and shall have access to all work papers of Price Waterhouse at the time of such review. At the Closing, Seller and the Shareholder shall deliver to Buyer a certificate, dated the Closing Date, and executed by the Chief Financial Officer of Seller on behalf of Seller and by the Shareholder which represents and warrants (provided that such representation and warranty by the Shareholder shall be to his knowledge) that each of the Audited Distribution Business Financial Statements presents fairly the financial position of the Distribution Business as of its date and the results of operations of the Distribution Business for the period then ended, in conformity with generally accepted accounting principles consistently applied except as disclosed in Schedule 13.01(y). The representations and warranties contained in the certificate shall be deemed to constitute representations and warranties under this Agreement. In no event shall Buyer or Parent be obligated to consummate this Agreement, and the transactions contemplated hereunder, unless (i) the Audited Distribution Business Financial Statements as of, and for the fiscal years ended on, the same dates as the unaudited financial statements of the Distribution Business described in Section 13.01(y) are, in Buyer's and Parent's reasonable judgment, no less favorable in all material respects than such respective unaudited financial statements described in Section 13.01(y), and (ii) the income before provision for income taxes of Seller for the thirty-one week period ended June 4, 1994 and fiscal years ended October 30, 1993 and October 31,1992, as shown on the Audited Distribution Business Financial Statements, is at least $2,950,000, $6,900,000 and $4,800,000, respectively.

          (l) Buyer shall have conducted at its cost such environmental site investigations, assessments and tests of the Owned Real Property and the Leased Real Property as Buyer shall determine to be necessary or advisable, which environmental site investigations, assessments and tests shall disclose no environmental conditions which could result in any liability, cost or expense to Buyer or any other past, present or future owner, user or occupant of the Owned Real Property or such Leased Real Property other than those disclosed in Schedule 13.01(l).

          (m) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

          (n) Seller and the Shareholder shall have delivered to Buyer an affidavit (a so-called "FIRPTA affidavit") in form and substance reasonably satisfactory to Buyer duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investors Real Property Tax Act.

          (o) Seller and Buyer shall have entered into a lease in substantially the form of Exhibit L hereto (the "Livermore Lease") providing for the lease by Buyer to Seller of a portion of Seller's Land in Livermore, California.

          (p) The parties shall have complied with the HSR Act and the waiting period thereunder shall have expired or been terminated.

          15.02 Effect of Failure to Satisfy. If any or all of the conditions precedent to Buyer's and Parent's obligation hereunder set forth in this Section 15 have not been satisfied or fulfilled to Buyer's and Parent's satisfaction at or before the Closing or any extension thereof pursuant to Section 5.02, and Buyer and Parent have not expressly waived, in writing, any such unsatisfied condition at or before the Closing or any extension thereof pursuant to Section 5.02, then this Agreement and the obligations and rights of the parties under this Agreement shall terminate and be cancelled, and none of Seller, the Shareholder, Buyer or Parent shall have any further obligations or liabilities to the others, except for any claims of default under this Agreement by any of them against any of the others which shall have accrued prior to the effective date of termination and cancellation of this Agreement.

          16. Conditions Precedent to Seller's and the Shareholder's Obligations Hereunder.

          16.01 Conditions Precedent. The obligation of Seller and the Shareholder to consummate this Agreement, and the transactions contemplated hereunder, shall be subject to and conditioned upon satisfaction at or before the Closing of each of the following conditions; it being understood that the following conditions precedent are included herein for the exclusive benefit of Seller and the Shareholder, and may be waived, in writing, in whole or in part, by Seller and the Shareholder at any time:

          (a) All of the covenants and agreements contained in this Agreement to be complied with and performed by Buyer on or before the Closing shall have been complied with and performed, and Buyer shall not be in breach of any such covenant or agreement and shall have delivered on the Closing Date to Seller and the Shareholder all of the documents and instruments which are required to have been delivered by it on the Closing Date.

          (b) All representations and warranties of Buyer and Parent contained in or made pursuant to this Agreement shall be true, correct and complete in all material respects as of the Closing Date as if made at and as of the Closing Date.

          (c) Buyer and Parent shall have delivered to Seller and the Shareholder a certificate, dated the Closing Date, executed by a responsible officer of Buyer and a responsible officer of Parent and certifying to the satisfaction of the conditions specified in Sections 16.01(a) and (b) hereof.

          (d) The parties shall have complied with the HSR Act and the waiting period thereunder shall have expired or been terminated.

          (e) Seller and the Shareholder shall have received an opinion dated the Closing Date of Faegre & Benson, special counsel to Buyer and Parent, in substantially the form attached hereto as Exhibit M and an opinion of Frank W. Bonvino, General Counsel of Buyer, in substantially the form attached hereto as Exhibit N.

          (f) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restricts or prohibits the consummation of the transactions contemplated by this Agreement.

          (g) Buyer shall have delivered to Seller copies of all necessary corporate resolutions adopted by the board of directors (and sole shareholder, if necessary) of Buyer authorizing the execution, delivery and performance of this Agreement, the Non-Competition Agreement, the Supply Agreement, the Transition Services Agreement, the Cheese Storage Agreement, the License Agreement, the Indemnification Protection Agreement, the Livermore Lease, the Seller's Bill of Sale and Assumption Agreement and the Assignment of Lease and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the secretary of Buyer.

          16.02 Effect of Failure to Satisfy. If any or all of the conditions precedent to Seller's or the Shareholder's obligation hereunder set forth in this Section 16 have not been satisfied or fulfilled to Seller's and the Shareholder's satisfaction at or before the Closing or any extension thereof pursuant to Section 5.02, and Seller and the Shareholder have not expressly waived, in writing, any such unsatisfied condition at or before the Closing or any extension thereof pursuant to Section 5.02, then this Agreement and the obligations and rights of the parties under this Agreement shall terminate and be cancelled, and none of the parties hereto shall have any further obligations or liabilities to the others, except for any claims of default under this Agreement by any of the parties hereto against any of the others which shall have accrued prior to the effective date of the termination and cancellation of this Agreement.

          17. Indemnification of Buyer and Parent by Seller and the Shareholder.

            Seller and the Shareholder hereby jointly and severally agree to indemnify and hold harmless Buyer and Parent and all directors and officers thereof (collectively, the "Buyer Indemnitees" and individually a "Buyer Indemnitee") against and with respect to:

          (a) Any and all liabilities and obligations of Seller or the Shareholder, contingent or otherwise, that are not expressly assumed and agreed to be paid by Buyer pursuant to Section 4 hereof, including without limitation all liabilities and obligations of Seller and the Shareholder for Taxes except to the extent otherwise provided in Section
4.01 and Section 9.01;

          (b) Any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from the ownership or condition of the Purchased Assets, the operation of the Distribution Business, or from incidents or occurrences relating to the Distribution Business or the Purchased Assets, prior to the Closing, whether or not reflected in the books and records of Seller or the Shareholder, except to the extent expressly assumed and agreed to be paid by Buyer pursuant to Section 4 hereof;

          (c) Without limiting the generality of the foregoing, any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from (i) products liability or similar claims in respect to products purchased, manufactured or sold by Seller prior to the Closing or (ii) any litigation, proceeding or investigation with respect to Seller required to be disclosed in any Schedule hereto;

          (d) Without limiting the generality of the foregoing, any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from (i) subject to Sections
10.02 and 10.03, claims by employees, former employees, agents or representatives of Seller with respect to their employment or engagement by Seller prior to or after Closing or the termination thereof by Seller at, prior to or after Closing, and (ii) subject to Section 10.05, worker's compensation claims of employees or former employees of Seller arising out of incidents, occurrences or conditions occurring, commencing or existing prior to Closing;

          (e) Any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from any misrepresentation or breach of warranty on the part of Seller or the Shareholder under this Agreement or any certificate given pursuant hereto;

          (f) Any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from any non-fulfillment of any covenant or agreement on the part of Seller or the Shareholder under this Agreement (including without limitation such covenants of Seller under Section 10 hereof);

          (g) Without limiting the generality of the foregoing, any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from any failure to comply fully with any applicable bulk transfer laws, except to the extent assumed and agreed to be paid by Buyer pursuant to Section 4 hereof;

          (h) Without limiting the generality of the foregoing, any and all rebate or discount payments made by Buyer to any customer of Seller pursuant to any trade allowance, billback, rebate, discount or similar program which Seller has in effect with respect to its customers but which Seller has failed to disclose on Schedule 13.01(aa) hereto;

          (i) Without limiting the generality of the foregoing, any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from any release or emission of Hazardous Substances on, in or from Owned Real Property or Leased Real Property during such person's (whether Seller's or the Shareholder's) ownership or lease of such Owned Real Property or Leased Real Property;

          (j) Without limiting the generality of the foregoing, any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from the Manufacturing Business or the LTC Business or any other operations of Seller other than the Distribution Business; and

          (k) Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident to the foregoing, to the extent such person, whether Seller or the Shareholder, has indemnification obligations for the foregoing.

The indemnification obligations of Seller and the Shareholder hereunder relate to indemnification for all losses, injuries, damages, deficiencies, liabilities, obligations, costs or expenses to a Buyer Indemnitee, regardless of whether such loss, injury, damage, deficiency, liability, obligation, cost or expense arises from a third-party claim against such Buyer Indemnitee or otherwise.

          If a third-party claim is made against a Buyer Indemnitee and if such Buyer Indemnitee believes that such claim could give rise to a right of indemnification under any of Section 17(a) through (j) against Seller and/or the Shareholder, then such Buyer Indemnitee shall given written notice to Seller and/or the Shareholder, as the case may be, of such claim as soon as reasonably practicable after such Buyer Indemnitee has received notice thereof (provided that failure to give timely notice shall not limit the indemnification obligations of Seller and the Shareholder hereunder except to the extent that the delay in giving, or failure to give, such notice has a material adverse effect upon the ability of Seller and the Shareholder to defend against the claim).
Such Buyer Indemnitee shall give Seller and the Shareholder an opportunity to defend such claim, at Seller's and the Shareholder's own expense and with counsel selected by them and reasonably satisfactory to such Buyer Indemnitee, provided that such Buyer Indemnitee shall at all times also have the right to fully participate in the defense at its own expense (and may retain its own counsel at the expense of Seller and/or the Shareholder, as the case may be, if it shall reasonably conclude that representation of it and Seller or the Shareholder by the same counsel would present a conflict). Failure of Seller and the Shareholder to give a Buyer Indemnitee written notice of their election to defend such claim within ten (10) days after notice thereof shall have been given by such Buyer Indemnitee to Seller and the Shareholder shall be deemed a waiver by Seller and the Shareholder of their right to defend such claim. If Seller and the Shareholder shall elect not to assume the defense of such claim (or if Seller and the Shareholder shall be deemed to have waived their right to defend such claim by failure to make an election within the ten (10) day time period) or shall not diligently pursue such defense, such Buyer Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim on behalf, for the account, and at the risk and expense (including without limitation the payment of the reasonable attorneys' fees of such Buyer Indemnitee regardless of whether the Buyer Indemnitee prevails against the third party claim), of Seller and the Shareholder. If Seller and the Shareholder assume the defense of such claim, the obligation of Seller and the Shareholder hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim.

          Neither Seller nor the Shareholder shall consent to the entry of any judgment or settle or compromise any third-party demands, claims, actions, suits or proceedings for which a Buyer Indemnitee has sought indemnification from Seller or the Shareholder unless it shall have given such Buyer Indemnitee not less than fifteen (15) days prior written notice of the proposed consent, settlement or compromise, and afforded such Buyer Indemnitee an opportunity to consult with Seller and the Shareholder regarding the proposed consent, settlement or compromise, and shall not consent to the entry of any judgment or enter into any settlement or compromise without the approval of such Buyer Indemnitee. A Buyer Indemnitee shall not unreasonably withhold or delay its approval of a proposed consent, settlement or compromise; in determining whether to give its approval, a Buyer Indemnitee may consider whether the proposed consent, settlement or compromise (1) includes as an unconditional term thereof the giving by the claimant to such Buyer Indemnitee of a release from all liability in respect of such claim except the liability satisfied by Seller or the Shareholder or (2) would have a material adverse effect upon Buyer's future conduct of the Distribution Business.

          Notwithstanding anything to the contrary provided elsewhere in this Agreement:

          (i) the obligations of Seller and the Shareholder under this Agreement to indemnify a Buyer Indemnitee shall be joint and several; provided, however, that (a) Buyer and Parent agree to include Seller in any claim brought against the Shareholder and (b) Seller and the Shareholder shall be liable to the Buyer Indemnitee for amounts payable only under Section 17 (other than claims of the nature described in clause (ii) hereof) only to the extent such amounts in the aggregate exceed One Hundred Thousand Dollars ($100,000) and in no event shall Seller and the Shareholder be liable to the Buyer Indemnitee under
Section 17 (other than for claims of the nature described in any of clause (ii)(A) and (ii)(B) inclusive hereof and third-party claims) for amounts which exceed $50,000,000 in the aggregate;

          (ii) except with respect to (A) claims based upon a breach of any representation or warranty of Seller or the Shareholder pertaining to unencumbered title to the Purchased Assets, (B) claims based upon fraud or intentional misrepresentations by Seller or the Shareholder (all of which claims and obligations described in clauses (A) and (B) shall survive indefinitely), (C) claims based upon a breach of any representation or warranty of Seller or the Shareholder pertaining to compliance with Environmental Laws or other breaches of Section 13.01(l) or indemnification claims under Section 17(i) (which claims described in this clause (C) shall be of no force unless a Buyer Indemnitee has given Seller and the Shareholder written notice prior to the third anniversary date of the Closing Date), and (D) the representations and warranties under Section 13.01(q), which shall not survive the Closing, the obligations of Seller and the Shareholder under this Agreement to indemnify Buyer Indemnitees shall be of no force with respect to claims as to which a Buyer Indemnitee has not given Seller and the Shareholder written notice prior to the fifth anniversary of the Closing Date; and

          (iii) without limiting rights to indemnification for claims arising from punitive damages attributable to third party claims, Buyer and Parent agree that they will not assert direct claims for punitive damages against Seller or the Shareholder.

          18. Indemnification of Seller and the Shareholder by Buyer and Parent.

          Buyer and Parent hereby jointly and severally agree to indemnify and hold harmless Seller and the Shareholder and all directors and officers of Seller (collectively, the "Seller Indemnitees" and individually, a "Seller Indemnitee") against and with respect to:

          (a) Any and all Assumed Liabilities set forth in Section 4 of this Agreement;

          (b) Any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from any misrepresentation or breach of warranty on the part of Buyer or Parent under this Agreement or any certificate given pursuant hereto;

          (c) Any and all losses, injuries, damages, deficiencies, liabilities and obligations directly or indirectly resulting or arising from any non-fulfillment of any covenant or agreement on the part of Buyer or Parent under this Agreement (including without limitation such covenants of Buyer under Section 10 hereof);

          (d) Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident to the foregoing.

The indemnification obligations of Buyer and Parent hereunder relate to indemnification for all losses, injuries, damages, deficiencies, liabilities, obligations, costs or expenses to a Seller Indemnitee, regardless of whether such loss, injury, damage, deficiency, liability, obligation, cost or expense arises from a third-party claim against such Seller Indemnitee or otherwise.

          If a third-party claim is made against a Seller Indemnitee, and if such Seller Indemnitee believes that such claim could give rise to a right of indemnification under any of Section 18(a) through (c) against Buyer and Parent, then such Seller Indemnitee shall give written notice to Buyer and Parent of such claim as soon as reasonably practicable after such Seller Indemnitee has received notice thereof (provided that failure to give timely notice shall not limit the indemnification obligations of Buyer and Parent hereunder except to the extent that the delay in giving, or failure to give, such notice has a material adverse effect upon the ability of Buyer and Parent to defend against the claim). Such Seller Indemnitee shall give Buyer and Parent an opportunity to defend such claim, at Buyer's and Parent's own expense and with counsel selected by Buyer and reasonably satisfactory to such Seller Indemnitee, provided that such Seller Indemnitee shall at all times also have the right to fully participate in the defense at its own expense (and may retain its own counsel at the expense of Buyer and Parent if it shall determine that representation of it and Buyer or Parent by the same counsel would present a conflict). Failure of Buyer and Parent to give a Seller Indemnitee written notice of their election to defend such claim within ten (10) days after notice thereof shall have been given by such Seller Indemnitee to Buyer and Parent shall be deemed a waiver by Buyer and Parent of their right to defend such claim. If Buyer and Parent shall elect not to assume the defense of such claim (or if Buyer and Parent shall be deemed to have waived their right to defend such claim by failure to make an election within the ten (10) day period) or shall not diligently pursue such a defense, such Seller Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim on behalf, for the account, and at the risk and expense (including without limitation the payment of the reasonable attorneys' fees of such Seller Indemnitee regardless of whether the Seller Indemnitee prevails against the third party claim), of Buyer and Parent. If Buyer and Parent assume the defense of such claim, the obligation of Buyer and Parent hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim.

          Neither Buyer nor Parent shall consent to the entry of any judgment or settle or compromise any third-party demands, claims, actions, suits or proceedings for which a Seller Indemnitee has sought indemnification from Buyer and Parent unless it shall have given such Seller Indemnitee not less than fifteen (15) days prior written notice of the proposed consent, settlement or compromise, and afforded such Seller Indemnitee an opportunity to consult with Buyer and Parent regarding the proposed consent, settlement or compromise, and shall not consent to the entry of any judgment or enter into any settlement or compromise without the approval of such Seller Indemnitee. A Seller Indemnitee shall not unreasonably withhold or delay its approval of a proposed consent, settlement or compromise; in determining whether to give its approval, a Seller Indemnitee may consider whether the proposed consent, settlement or compromise (1) includes as an unconditional term thereof the giving by the claimant to such Seller Indemnitee of a release from all liability in respect of such claim except the liability satisfied by Buyer or Parent or (2) would have a material adverse effect upon Seller's future conduct of its operations.

          Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of Buyer and Parent under this Agreement to indemnify a Seller Indemnitee shall be joint and several; provided, however, that Buyer and Parent shall be liable to the Seller Indemnitees for amounts payable under Section 18(b) (and with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident thereto) only to the extent such amounts in the aggregate exceed One Hundred Thousand Dollars ($100,000), other than claims based on fraud or intentional misrepresentations or misconduct by Buyer or Parent and in no event shall Buyer and Parent be liable to the Seller Indemnitees for amounts payable under Section 18(b) (or demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident thereto) which exceed $50,000,000 in the aggregate, except with respect to third-party claims and claims based on fraud or intentional misrepresentations or misconduct by Buyer or Parent.

          Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of Buyer and Parent to indemnify the Seller Indemnitees shall be of no force or effect with respect to claims under Section 18(b) and any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident thereto as to which a Seller Indemnitee has not given Buyer and Parent written notice prior to the fifth anniversary of the Closing Date unless such claims are based on fraud or intentional misrepresentation or misconduct by Buyer or Parent. Without limiting rights to indemnification for claims arising from punitive damages attributable to third party claims, Seller and the Shareholder agree that they will not assert direct claims for punitive damages against Buyer or Parent.

          19.  Effect of Taxes on Indemnification.

          The amount of any loss, injury, damage, deficiency, liability, obligation, cost or expense for which indemnification is provided under
Section 17 or 18, and the indemnification payment therefor, shall be treated as an adjustment to the Purchase Price of the Purchased Assets for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party causes any such payment not to constitute an adjustment to the purchase price for federal income tax purposes.

          20.  Covenants of Seller and the Shareholder.

          In addition to any other covenants of Seller and the Shareholder in this Agreement, Seller and the Shareholder each covenant and agree that from and after the date of this Agreement to the Closing as follows:

          (a) Buyer and its designated employees, agents, representatives (including, without limitation, counsel and accountants), contractors and engineers may have access to the personnel, books and records and affairs of Seller relating to the Distribution Business and to the Purchased Assets and Leased Real Property of Seller at all reasonable times after notice to Seller, provided that they do not unreasonably disrupt or interfere with the conduct of the Seller's operations during any such visit.

          (b) Seller will maintain its corporate existence in good standing.

          (c) To the extent Seller or the Shareholder has in force any policies of property and casualty insurance insuring any of the Purchased Assets (including the Owned Real Property) or the Leased Real Property, any proceeds of insurance payable in respect of any event which occurs from and after the date of this Agreement and prior to the Closing Date shall be received by Seller or the Shareholder in trust for Buyer and, to the extent the damage to the Purchased Assets to which the proceeds pertain has not been repaired or restored, shall be paid over to Buyer at the Closing or, if no proceeds have been received prior to the Closing Date, Seller and the Shareholder shall assign any of their claims thereto to Buyer at the Closing, but only if Seller, the Shareholder and Buyer shall complete the sale and purchase of the Purchased Assets, including the Purchased Assets to which the insurance proceeds pertain (it being understood that nothing stated herein shall affect the right of Buyer to elect not to consummate the transactions contemplated by this Agreement in the event the conditions set forth in
Section 15 hereof are not satisfied in full on or before Closing). In addition to paying over or assigning to Buyer proceeds of any policy of property and casualty insurance as provided above, Seller or the Shareholder shall pay to Buyer at the Closing any related deductible amount provided under any such policy of insurance. Nothing herein shall be construed to require Seller or the Shareholder to maintain such policies in force beyond the Closing Date.

          (d) Except as otherwise provided in this Agreement, Seller and the Shareholder will not, without the prior written consent of
Buyer:

          (i) enter into any agreement (other than in the ordinary course of business) materially affecting or in any way pertaining to the Purchased Assets or the Distribution Business;

          (ii) sell, transfer, dispose of, encumber or abandon any material Purchased Assets or enter into any agreement to do any of the foregoing, provided that Seller may sell Inventory in the ordinary course of operating the Distribution Business consistent with past practice; or

          (iii) take any other action of the nature described in Section 13.01(bb).

          (e) Seller and the Shareholder will maintain their respective tangible Purchased Assets and the Leased Real Property in good condition and repair.

          (f) Seller will use all reasonable efforts to preserve for Buyer the good will of suppliers, customers and others having relationships with Seller relating to the Distribution Business. Seller will maintain its books and records relating to the Distribution
Business in a manner consistent with past practice.

          (g) Seller will use reasonable efforts to keep available the services of Seller's Employees.

          (h) Seller will take all actions described in Schedule 20(h) to remediate Seller's Owned Real Property and the Shareholder will take, or cause the Seller to take, all actions described in Schedule 20(h) to remediate the Shareholder's Owned Real Property.

          (i) Seller will maintain inventory and supplies that are usable and merchantable in the ordinary course of business at levels sufficient for Seller, and immediately after the Closing, Buyer to conduct the Distribution Business in the ordinary course of business in the manner in which it has been conducted by Seller.

          (j) Without limiting the generality of the foregoing, Seller will in all other respects operate the Distribution Business in the ordinary course.

          21.  Mutual Pre-Closing Covenants.

          (a) Subject to the terms and conditions of this Agreement, each party will take all necessary action and use all reasonable efforts as promptly as practicable to satisfy all conditions to Closing set forth in this Agreement that are within such party's control.

          (b) The parties hereto will as promptly as practicable file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") any supplemental information requested in connection with the notification and report forms filed by the parties on June 24, 1994. Such notification and report form and all such supplemental information filed or caused to be filed by the parties will be in substantial compliance with the requirements of the HSR Act. Subject to the terms and conditions of this Agreement, each of Seller and Buyer will use all reasonable efforts to make or cause to be made all such other filings and submissions, if any, as may be required under applicable laws and regulations for the consummation of the transactions contemplated by this Agreement. Each of the parties hereto shall furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any of the foregoing filings or submissions. The parties hereto shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall use all reasonable efforts to comply promptly with any such inquiry or request. Each of the parties hereto will request the acceleration of the termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the Purchased Assets.

          (c) The Shareholder shall promptly notify Buyer if the Shareholder determines to exchange any portion of the Shareholder's Owned Real Property pursuant to a deferred exchange subject to Section 1031 of the Code. In such event, Buyer shall use reasonable efforts to cooperate with the Shareholder in order to permit the Shareholder to effect such exchange pursuant to documents in form and substance satisfactory to Buyer and its legal counsel, if such exchange does not require Buyer to take title to any exchange property and does not adversely effect in any manner Buyer's rights under this Agreement and its acquisition of all of the Shareholder's Owned Real Property at the Closing and Buyer incurs no costs, expenses or liabilities that would not have been incurred by Buyer in the absence of such an exchange and Buyer is indemnified against the risk of any of the same to its satisfaction.

          22.  Assignment.

          None of the parties hereto shall assign this Agreement, in whole or in part, without the prior written authorization and consent of the others, except that Buyer may assign all of its right, title and interest under this Agreement to Parent or any direct or indirect wholly-owned subsidiary thereof (whose obligations under this Agreement are assured by Parent) at any time on or prior to, or after, the Closing Date without the prior written consent of Seller or the Shareholder.

          23.  Notices.

          Any notice required or permitted to be given by any of the parties hereto shall be in writing and shall be deemed to have been given when personally served, or delivered by overnight messenger service, or three (3) days after the same shall have been deposited in the United States Mail, by registered or certified mail, postage prepaid, addressed as follows:

          If to Seller:

          Leprino Foods Company
          P. O. Box 173400
          1830 West 38th Avenue
          Denver, Colorado  80217-3400
          Attention:  Senior Vice President-Administration

          With copies to:

          Mark A. Senn
          Senn Lewis Visciano & Strahle P.C.
          1801 California Street, Suite 4300
          Denver, Colorado  80202

          If to the Shareholder:

          James G. Leprino
          Leprino Foods Company
          P. O. Box 173400
          1830 West 38th Avenue
          Denver, Colorado  80217-3400
          Attention:  Senior Vice President-Administration

          With copies to:

          Mark A. Senn
          Senn Lewis Visciano & Strahle P.C.
          1801 California Street, Suite 4300
          Denver, Colorado  80202

          If to Buyer:

          Multifoods Distribution, Inc.
          P.O. Box 2942
          33 South Sixth Street
          Minneapolis, Minnesota 55402

          If to the Parent:

          International Multifoods Corporation
          P.O. Box 2942
          33 South Sixth Street
          Minneapolis, Minnesota  55402

          With copies, with respect to notices
           to either Buyer or Parent, to each of:

          John E. Sampson,
            Vice President - Corporate Development and Planning
          Frank W. Bonvino, Esq.,
            Vice President and General Counsel
          International Multifoods Corporation
          P.O. Box 2942
          33 South Sixth Street
          Minneapolis, Minnesota  55402

or to such other address or addresses as may be designated by the parties hereto in accordance with this Section 23.

          24.  Expenses.

          Whether or not the transactions contemplated in this Agreement are consummated on the Closing Date, the parties shall pay their own costs and expenses incident to the preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          25.  Further Assurances.

          Seller, the Shareholder and Buyer agree from time to time upon request of any other party hereto, whether on or after the Closing Date and without additional consideration, to execute and to deliver such further instruments of conveyance and transfer and take such other action as such other party may reasonably request to further confirm title to the Purchased Assets in Buyer or further confirm, and at no cost to the party of whom the request is made, the assumption by Buyer of the obligations to be assumed by Buyer pursuant to Section 4 hereof. Seller further covenants that it will take such actions at its expense at the end of the current term, or early termination, of that certain lease between PJ Food Service, Inc. and Seller, dated March 1, 1993, of a portion of the property in Kissimmee, Florida included in the Owned Real Property as may be necessary to satisfy the obligations under the lease of PJ Food Service, Inc. upon vacating the leased premises to restore the leased premises.

          26.  Public Announcements.

          The timing and content of any pre-Closing announcements, press releases and public statements concerning the transactions contemplated by this Agreement shall be subject to the prior written approval of Seller and Buyer, which approval by either of such parties shall not be unreasonably withheld or delayed. Notwithstanding the preceding sentence, Seller or Buyer may disclose the terms of this Agreement if either deems the transactions contemplated by this Agreement are material with respect to its or Parent's business and if disclosure to the public, to the New York Stock Exchange (with respect to Buyer and Parent) or to any Federal, state or local governmental agency may be required under applicable law or exchange regulation, without the prior written approval of the other party hereto, in which case the party required to make the disclosure shall, if practical under the circumstances, allow the other parties reasonable time to comment on the proposed disclosure in advance of such disclosure. Any party hereto may disclose part or all of this Agreement to its employees and public accountants whose assistance is necessary to consummate the transactions contemplated by this Agreement. The Confidentiality Agreement dated December 10, 1993 between Seller and Parent (the "Confidentiality Agreement") will continue in full force and effect prior to Closing.

          27.  Specific Performance.

          Seller and the Shareholder each hereby acknowledge and agree that the Purchased Assets are special and unique and that money damages payable to Buyer may be impossible to ascertain and an inadequate remedy in respect of a breach or non-performance of this Agreement by Seller and the Shareholder, so it is mutually agreed that, in addition to any other remedies available to Buyer under this Agreement or at law or in equity, Buyer shall have the right to require specific performance of this Agreement by Seller and the Shareholder and to enforce this Agreement by injunctive or other equitable relief.

          28.  Entire Agreement.

          This Agreement, including the Schedules and Exhibits attached hereto and made a part hereof, and, prior to Closing, the Confidentiality Agreement, contain a complete expression of the agreements between the parties with respect to the obligations and rights of the parties set forth in this Agreement and supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated hereby. There are no other agreements, promises, representations or inducements made by the parties with respect to the subject matter hereof, except as set forth in this Agreement.

          29.  Severability.

          If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          30.  Governing Law.

          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

          31.  Schedules

          In no event shall the mere listing in any Schedule hereto of a document or other item be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Schedule otherwise reasonably informs Buyer of an exception to such representation or warranty).

          32.  Waiver of Compliance; Consents.

          Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 32.

          33.  Remedies Cumulative.

          Except as otherwise provided herein, the rights and remedies provided herein shall be cumulative and the assertion by a party of a right or remedy hereunder shall not preclude the assertion by such party of any other rights or remedies against another party provided herein.

          34.  Amendments.

          This Agreement may be amended, changed or modified only by an agreement, in writing, signed by the parties hereto.

          35.  Successors and Assigns; No Third Party Beneficiaries.

          Subject to the provisions of Section 22 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties thereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

          36.  Interpretation.

          In this Agreement and the Schedules and Exhibits annexed hereto:

          (a) Words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

          (b) The word "including" shall mean "including without limitation";

          (c) The use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the Schedules or any Exhibits annexed hereto;

          (d) When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day (meaning for all purposes of this Agreement any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States or the States of Minnesota or Colorado), the period shall end on the next day which is a business day;

          (e)  All dollar amounts are expressed in United States funds;

          (f) Unless otherwise expressly provided herein, money shall be tendered by wire transfer of immediately available federal funds;

          (g) As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended; and

          (h) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          37.  Retention of Records.

          Notwithstanding anything to the contrary provided in this Agreement, if Buyer desires to destroy, seven (7) years or more after the Closing, any information to which Seller or the Shareholder is otherwise entitled to post-Closing access under this Agreement, it may do so if it first gives notice to such party offering to send such information to such party and such party does not accept such offer within thirty (30) days after such notice.

          38.  Divisibility.

          The rights of Seller and the Shareholder, on the one hand, to sell the Purchased Assets, and Buyer and Parent, on the other hand, to purchase the Purchased Assets under this Agreement are not divisible.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed and delivered as of the day and year first above written.

                              LEPRINO FOODS COMPANY
                             (SELLER)


                              By /s/ Wesley J. Allen
                                Its  President


                              /s/ James G. Leprino
                              JAMES G. LEPRINO
                              (THE SHAREHOLDER)


                              MULTIFOODS DISTRIBUTION, INC.
                              (BUYER)


                              By     /s/ Anthony Luiso
                                Its      Chairman of the Board


                              INTERNATIONAL MULTIFOODS
                              CORPORATION
                              (PARENT)


                              By      /s/ Anthony Luiso
                                Its       Chairman of the Board,
                                          President and
                                          Chief Executive Officer





Schedules and Exhibits Omitted:



Schedule 1.01(a)     Seller's Land
Schedule 1.01(c)     Equipment
Schedule 1.01(g)     Intellectual Property
Schedule 1.01(i)     Contracts
Schedule 1.01(j)     Purchase Orders
Schedule 1.01(l)     Other Assets
Schedule 1.02(a)     Shareholder's Land
Schedule 2(j)        Excluded Software
Schedule 3.03        Allocation
Schedule 6.01(c)     Permitted Title Exceptions
Schedule 8.01        Objections to Title Commitments
Schedule 8.02        Objections to Surveys
Schedule 10.03       Buyer's Employee Plans
Schedule 13.01(a)    Foreign Qualifications
Schedule 13.01(f)    Seller Conflicts
Schedule 13.01(h)    Real Property Assessments
Schedule 13.01(j)    Litigation
Schedule 13.01(l)    Environmental
Schedule 13.01(n)    Licenses and Permits
Schedule 13.01(u)    Seller's Employee Plans
Schedule 13.01(y)    Changes to Consistent Presentation of
                     Financial Statements
Schedule 13.01(z)    Insurance Schedule
Schedule 13.01(aa)   Trade Allowance Programs
Schedule 13.01(bb)   Changes
Schedule 13.01(dd)   Recalls
Schedule 20(h)       Remediation of Owned Real Property


Exhibit A       License Agreement
Exhibit B       Statement of Principles and Methodology
Exhibit C       Seller's Warranty Deeds
Exhibit E       Seller's Bill of Sale and Assumption Agreement
Exhibit F       Shareholder's Warranty Deeds
Exhibit G       Shareholder's Bill of Sale
Exhibit H       Noncompetition Agreement
Exhibit I       Supply Agreement
Exhibit J       Transition Services Agreement
Exhibit J-1     Cheese Storage Agreement
Exhibit K       Opinion of Senn Lewis Visciano & Strahle P.C.
Exhibit L       Livermore Lease
Exhibit M       Opinion of Faegre & Benson
Exhibit N       Opinion of Frank W. Bonvino




The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.